Exhibit 99.2

HOUSE OF DOGE INC.

Audited Consolidated Financial Statements

For the year ended March 31, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of

House of Doge Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of House of Doge Inc. (the “Company”) as of March 31, 2026 and 2025, and the related consolidated statements of loss and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended March 31, 2026 and the period from incorporation on January 13, 2025 to March 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2026 and 2025, and the results of its operations and its cash flows the year ended March 31, 2026 and the period from incorporation on January 13, 2025 to March 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the entity has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

DAVIDSON & COMPANY LLP	1200 – 609 Granville Street	1020 – 10201 Southport Rd SW	davidson-co.com
	PO BOX 10372, Pacific Centre	Calgary, AB T2W 4X9
	Vancouver, BC V7Y 1G6	T 403 259 4519
T 604 687 0947

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants	Vancouver, Canada

August 14, 2026

House of Doge Inc.
Audited Consolidated Statement of Financial Position
(In United States dollars, except for per share data)

	As of
	March 31, 2026	March 31, 2025
ASSETS
Current assets
Cash	$2,836,291	$4,412,892
Digital assets	-	1,725,762
Accounts receivable, net	129,268	-
Prepaid expenses and other current assets	2,062,400	768,131
Short-term investments - related party	1,657,714	-
Short-term investments	370,296	-
Total current assets	7,055,969	6,906,785

Non-current assets
Property and equipment, net	34,994	-
Intangible assets, net	6,144,395	7,747,281
Long-term investments - related party	235,024	-
Long-term investments	8,327,304	2,750,000
Total assets	$21,797,686	$17,404,066

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,555,558	$365,703
Equity guarantee liability	-	799,364
Current portion of license contract liability	2,400,000	2,400,000
Related-party debt	55,456	-
Short-term debt	9,324,031	-
Total current liabilities	14,335,045	3,565,067

Long-term liabilities
License contract liability	4,315,438	5,459,008
Total liabilities	18,650,483	9,024,075

Stockholders’ equity
Common stock subscribed but unissued	-	11,861,742
Common stock, no par value, 2,000,000,000 authorized (1,000,000,000 voting and 1,000,000,000 nonvoting common stocks), 329,929,374 issued and outstanding as at March 31, 2026	-	-
Additional paid-in capital	46,301,293	540,001
Accumulated other comprehensive income	197,766	-
Retained earnings (accumulated deficit)	(43,351,856)	(4,021,752)
Total stockholders’ equity	3,147,203	8,379,991

Total liabilities and stockholders’ equity	$21,797,686	$17,404,066

The accompanying notes are an integral part of the Audited Consolidated Financial Statements

House of Doge Inc.
Audited Consolidated Statement of Loss and Comprehensive Loss
(In United States dollars, except for per share data)

	For the Year Ended March 31, 2026	January 13, 2025 (incorporation) to March 31, 2025
Revenue	$138,433	$-
Revenue from related-party	5,127,103	-
Total revenue	5,265,536	-

Operating expenses
Professional and legal	770,777	427,545
Advertising and marketing	3,487,983	1,063,531
General and administrative	28,735,763	1,330,133
Depreciation of property and equipment	6,920	-
Amortization of intangible assets	1,602,886	267,148
Change in fair value of digital assets	(970,018)	24,277
Change in fair value of equity guarantee liability	255,797	796,167
Change in fair value of investments	44,452,444	-
Impairment of assets	2,563,021	-
Share of loss (gain) from equity-method investee	2,633,106	-
Other (income) loss	(42,897,067)	(40)
Total operating expenses	40,641,612	3,908,761

Operating loss	35,376,076	3,908,761

Other expense
Finance expense	1,456,949	112,991
Foreign exchange loss	27,080	-
Total other expenses	1,484,029	112,991

Net loss for the period	$36,860,105	$4,021,752

Other comprehensive income
Gain on change in fair value of investment	(192,738)	-
Foreign currency translation adjustment	(5,028)	-
Net comprehensive loss for the period	36,662,339	4,021,752

Weighted average number of shares of common stock outstanding, basic and diluted	336,590,103	3,333,334
Net loss per share, basic and diluted	$(0.11)	$(1.21)

The accompanying notes are an integral part of the Audited Consolidated Financial Statements.

House of Doge Inc.
Audited Consolidated Statement of Changes in Stockholders’ Equity
(In United States dollars, except for per share data)

	Common stock		Additional paid-in	Common stock subscribed	Retained earnings (accumulated	Accumulated other comprehensive	Total stockholders’ equity
For the Year Ended March 31, 2026	Shares	Amount	capital	but unissued	deficit)	income	(deficit)
Balance, March 31, 2025	270,000,001	$-	$540,001	$11,861,742	$(4,021,752)	$-	$8,379,991
Issuance of common stock for proceeds	20,090,339	-	12,450,000	-	-	-	12,450,000
Issuance of common stock for services	7,341,818	-	1,456,000	-	-	-	1,456,000
Issuance of common stock for licensing agreement	1,598,731	-	1,055,162	-	-	-	1,055,162
Issuance of common stock subscribed in advance	45,898,485	-	11,861,742	(11,861,742)	-	-	-
Repurchase of shares	(15,000,000)	-	(30,000)	-	(2,469,999)	-	(2,499,999)
Share-based compensation	-	-	18,968,388	-	-	-	18,968,388
Other comprehensive income	-	-	-	-	-	197,766	197,766
Loss for the period	-	-	-	-	(36,860,105)	-	(36,860,105)
Balance, March 31, 2026	329,929,374	$-	$46,301,293	$-	$(43,351,856)	$197,766	$3,147,203

	Common stock
From January 13, 2025 (incorporation) to March 31, 2025	Shares	Amount	Additional paid-in capital	Common stock subscribed but unissued	Retained earnings (accumulated deficit)	Accumulated other comprehensive income	Total stockholders’ equity
Balance, January 13, 2025	-	$-	$-	$-	$-	$-	$-
Issuance of incorporator stock	1	-	1	-	-	-	1
Issuance of common stock for proceeds	232,000,000	-	464,000	-	-	-	464,000
Issuance of common stock for services	5,300,000	-	10,600	-	-	-	10,600
Issuance of common stock for licensing agreement	32,700,000	-	65,400	-	-	-	65,400
Issuance of common stock subscribed in advance	-	-	-	11,861,742	-	-	11,861,742
Loss for the period	-	-	-	-	(4,021,752)	-	(4,021,752)
Balance, March 31, 2025	270,000,001	$-	$540,001	$11,861,742	$(4,021,752)	$-	$8,379,991

The accompanying notes are an integral part of the Audited Consolidated Financial Statements.

House of Doge Inc.
Audited Consolidated Statement of Cash Flows
(In United States dollars, except for per share data)

	For the Year Ended March 31, 2026	From January 13, 2025 (incorporation) to March 31, 2025
Cash flows from operating activities
Loss for the period	$(36,860,105)	$(4,021,752)
Adjustments for:
Depreciation of property and equipment	6,920	-
Amortization of intangibles	1,602,886	267,148
Share-based compensation	18,968,388	-
Common stock issued for services	1,456,000	1,351,842
Finance expense	1,506,894	113,136
Change in fair value of digital assets	(970,018)	24,277
Change in fair value of equity guarantee liability	255,797	796,167
Change in fair value of investments	44,452,444	-
Share of loss (gain) from equity-method investee	2,633,106	-
Impairment of assets	2,563,021	-
Other income and revenue (non-cash)	(47,173,169)	-

Change in non-cash working capital items:
Accounts receivable, net	(129,268)	-
Prepaid expenses and other current assets	(1,294,269)	(768,131)
Accounts payable and accrued liabilities	2,189,855	365,743
Net cash used in operating activities	(10,791,518)	(1,871,570)

Cash flows from investing activities
Purchase of property and equipment	(41,914)	-
Purchase of investments - related party	(1,200,000)	-
Purchase of investments	(10,646,237)	(2,750,000)
Proceeds from sale of investments	2,500,000	(200,000)
Purchase of digital assets	(3,906,491)	(1,750,039)
Payment of license liability	(2,400,000)	-
Proceeds from sale of digital assets	5,826,124	-
Net cash used in investing activities	(9,868,518)	(4,700,039)

Cash flows from financing activities
Proceeds from issuance of common stock	12,450,000	464,001
Proceeds from stock to be issued	-	10,520,500
Proceeds from short-term debt	15,644,000	-
Proceeds from related-party debt	55,127	-
Repayment of short-term debts	(6,570,104)	-
Purchase of own shares (share buy-back)	(2,499,999)	-
Net cash provided by financing activities	19,079,024	10,984,501

Effect of foreign exchange translation on cash	4,411	-
Net decrease in cash and cash equivalents	(1,576,601)	4,412,892
Cash and cash equivalents, beginning of period	4,412,892	-
Cash and cash equivalents, end of period	$2,836,291	$4,412,892

Supplemental cash flow information
Cash paid for interest	$249,021	$-
Non-cash transactions:
Stock issued for services	1,456,000	10,600
Stock issued for licensing agreement	1,055,162	65,400
Stock issued for advance subscriptions	11,861,742	1,341,242
Prefunded warrants recorded as deferred revenue	41,700,044	-
Digital assets paid for investments	6,256,209	-
Fair value change in convertible notes	192,738	-
Measurement of license contract liability	-	7,945,832
Initial measurement of equity guarantee liability	$-	$3,197

The accompanying notes are an integral part of the Audited Consolidated Financial Statements.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

1.	Organization and Business overview

House of Doge Inc. (the “Company” or “HOD”) was incorporated under the laws of the State of Texas on January 13, 2025 and commenced its principal operations on that date. The Company’s fiscal year ends on March 31. As of March 31, 2026, the Company conducted its operations directly and through its wholly owned subsidiaries, Dogecoin Ventures Inc., The Official Dogecoin Treasury and Reserve Inc. and House of Doge Canada Inc. The Company’s principal executive office is located at 261 NE 61st Street, Miami, Florida 33137.

Through a strategic Trademark License agreement entered into by the Company and the Dogecoin Foundation on January 31, 2025, as amended and restated on May 7, 2025, and as further amended on June 25, 2025 (the “Dogecoin Foundation Agreement”), the Company has become the official corporate arm of the Dogecoin Foundation, serving as its exclusive commercialization partner.

The Company is committed to advancing Dogecoin (“DOGE”) as a widely accepted and decentralized global digital currency through infrastructure investments needed to integrate DOGE into everyday commerce and through cultural partnerships. House of Doge is currently building secure, scalable, and efficient systems for real-world use that includes digital payments and financial products, as well as real-world asset tokenization.

The Dogecoin Foundation Agreement grants the Company an exclusive, royalty-bearing license to use certain trademarks, including the DOGE mark, for the manufacture, sale and distribution of licensed goods and services worldwide. The Company is required to pay a 5% royalty on all net sales generated through the sale of licensed products. The Dogecoin Foundation Agreement also stipulates a minimum aggregate royalty payment of $200,000 per month for the first five years, payable monthly in advance.

The Company in partnership with 21 Shares has supported the launch of 21 Shares’ Dogecoin exchange traded product that is currently listed on the SIX Swiss Exchange, as well as the 21Shares Dogecoin ETF (Nasdaq: TDOG) in the United States that was launched in January 2026. HOD continues to earn support service fees from its partnership with 21 Shares on the exchange traded products.

HOD has also made strategic equity investments and sponsorship deals in each of HC Sierre Hockey Club, a professional ice hockey team competing in the Swiss League, U.S. Triestina Calcio 1918, a professional football (soccer) club competing in the Series C Italian football league, and most recently in the newly formed Milano Hockey Club, a professional hockey club that will compete in the ICE Hockey League in Europe. Each of these investments advances HOD’s long-term real-world asset expansion strategy, as well as bringing digital and cryptocurrency innovations, new models of fan ownership, and community-aligned infrastructure into professional sports.

On October 12, 2025, the Company entered into a merger agreement with Brag House Holdings, Inc. and Brag House Merger Sub, Inc. The transaction had not closed as of March 31, 2026. On June 30, 2026, subsequent to year-end, the merger was completed, the public parent changed its name from Brag House Holdings, Inc. to House of Doge Inc., and the Texas corporation became a wholly owned subsidiary of the public parent. The common stock of the combined company began trading on The Nasdaq Stock Market under the ticker symbol HODO on July 1, 2026.

2.	Summary of Significant Accounting Policies and Recent Accounting Pronouncements

a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of House of Doge Inc. (the “Company”) and its consolidated subsidiaries. The consolidated financial statements have been prepared on a going-concern basis. Unless otherwise indicated, amounts are presented in United States dollars.

The Company was incorporated on January 13, 2025 and commenced its principal operations on that date. Accordingly, the consolidated balance sheets present the Company’s financial position as of March 31, 2026 and March 31, 2025, while the consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows present a full fiscal year for the year ended March 31, 2026 and the period from incorporation on January 13, 2025 through March 31, 2025 for the comparative period. References in the consolidated financial statements and accompanying notes to the period ended March 31, 2025 refer to that period from incorporation. Because the comparative period represents less than a full fiscal year, the operating results and cash flows for the two periods are not directly comparable.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The accompanying notes form an integral part of the consolidated financial statements and include the disclosures required for annual financial statements prepared in conformity with U.S. GAAP.

b)	Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Dogecoin Ventures Inc., The Official Dogecoin Treasury and Reserve Inc. and House of Doge Canada Inc. All significant intercompany accounts, balances and transactions have been eliminated in consolidation.

The Company consolidates a legal entity when it has a controlling financial interest in that entity. For entities evaluated under the voting-interest model, a controlling financial interest generally exists when the Company owns, directly or indirectly, more than 50% of the outstanding voting interests or otherwise has the ability to control the entity. The Company also evaluates its interests in legal entities under the variable-interest-entity model. A variable interest entity is consolidated when the Company is its primary beneficiary because the Company has both (i) the power to direct the activities that most significantly affect the entity’s economic performance and (ii) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entity.

Subsidiaries are included in the consolidated financial statements from the date control is obtained and cease to be consolidated when control is lost. Investments over which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method. Other investments are accounted for under the applicable U.S. GAAP guidance based on the nature and terms of the instrument. Refer to the Investments note for additional information regarding the Company’s non-consolidated investments.

c)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods.

Significant estimates and judgments include, but are not limited to, the Company’s assessment of its ability to continue as a going concern; revenue recognition, including variable and noncash consideration, principal-versus-agent conclusions, contract modifications and the release of contract liabilities; expected credit losses on accounts receivable; the classification and fair value of equity securities, debt securities and warrant assets; significant unobservable inputs used in Level 3 fair value measurements; equity-method accounting, purchase-date basis differences and impairment of equity-method investments; the fair value of digital assets; share-based compensation; useful lives and impairment of intangible assets; the present value and classification of the license contract liability; recoverability of prepaid assets and investment-related deposits; accounting for debt instruments and related financing costs; income taxes; and accrued liabilities and contingencies.

Management bases its estimates on historical experience, observable market information, current economic and market conditions, forecasts and other assumptions that it believes are reasonable under the circumstances. Estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized prospectively in the period in which the estimate is revised and in any future periods affected. Actual results may differ from these estimates, and such differences could be material to the consolidated financial statements.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

d)	Significant Accounting Policies

The significant accounting policies used by the Company are as follows:

(i)	Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. Revenue is recognized when, or as, the Company satisfies a performance obligation by transferring control of promised services to a customer in an amount that reflects the consideration to which the Company expects to be entitled. The Company applies the five-step revenue model by identifying the contract and performance obligations, determining and allocating the transaction price, and recognizing revenue as the performance obligations are satisfied.

Service arrangements and variable consideration

The Company’s revenue arrangements principally consist of discretionary asset management services, exchange-traded product and exchange-traded fund (“ETP/ETF”) support services, and strategic advisory services. Integrated management, advisory, licensing, marketing, operational and other stand-ready support activities that are not separately identifiable are accounted for as a single performance obligation, or as a series of substantially similar services, satisfied over time because the customer receives and consumes the benefits as the Company performs. Revenue is generally recognized based on time elapsed, the service period completed or, when applicable, the amount to which the Company has a right to invoice. The Company’s asset-management and strategic-advisory arrangements with CleanCore were terminated effective March 6, 2026 and had no substantive remaining performance obligations as of March 31, 2026.

Consideration may be variable based on assets under management, sponsor or management fees, product activity or the applicable service period. Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal of cumulative revenue will not occur when the uncertainty is resolved. Variable fees that relate specifically to a distinct service period are allocated to and recognized in that period when the related services have been provided and the contractual inputs are known or reliably determinable.

Principal-versus-agent presentation

For arrangements involving another service provider, the Company identifies each specified service and evaluates whether it controls that service before transfer to the customer. The Company recognizes revenue on a gross basis for services it controls and for which it is primarily responsible, limited to the consideration to which it is contractually entitled. Amounts attributable to services controlled by another party are excluded from revenue or recorded as payable when collected on that party’s behalf. Distinct product operating services separately obtained from a customer or service provider are recorded as cost of services when the amount does not exceed fair value; otherwise, the applicable amount is recorded as a reduction of revenue.

Noncash consideration, contract changes and contract balances

Noncash consideration, including warrants or digital assets, is measured at fair value in accordance with ASC 606 when included in the transaction price. When consideration is received before the related services are transferred, the Company records a contract liability within deferred revenue and recognizes revenue as the services are performed. Subsequent changes in the fair value of the noncash asset that result solely from the form of consideration are accounted for under the applicable financial instrument or digital asset guidance and are not included in revenue.

The Company evaluates contract modifications, terminations and customer unexercised rights based on the remaining enforceable rights and substantive performance obligations. Consideration is recognized when the Company has no remaining substantive obligation and its right to retain the consideration is unconditional. Amounts related to customer unexercised rights are recognized as breakage in proportion to rights exercised when estimable, or when the likelihood that the customer will exercise the remaining rights becomes remote.

A receivable is recognized when the Company has an unconditional right to consideration. A contract asset is recognized when the right to consideration remains conditional on something other than the passage of time, and a contract liability is recognized when consideration is received or becomes due before the related services are transferred. Accounts receivable and contract assets are evaluated for expected credit losses under ASC 326, Financial Instruments - Credit Losses, considering customer credit quality, aging, historical collection experience, current conditions and reasonable and supportable forecasts.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

(ii)	Cash and Concentration of Credit Risk

Cash consists of unrestricted demand deposits maintained with commercial banks and amounts held in legal trust accounts by external counsel for the benefit of the Company, and unrestricted U.S. dollar fiat balances maintained in accounts with digital asset trading and custody service providers that are available for withdrawal on demand. Amounts held in legal trust accounts represent funds held on behalf of the Company, are not commingled with other clients’ funds, and are fully accessible for use by the Company in accordance with legal and contractual terms. The Company considers these balances to be part of its cash. At March 31, 2026, the Company held approximately $1.5 million of U.S. dollar fiat currency in its account with Bitstamp, a digital asset trading platform. The balance did not represent digital assets or cryptocurrency within the scope of ASC 350-60 and was available for withdrawal by the Company. Accordingly, the balance was included in cash in the consolidated balance sheet. Amounts subject to contractual, legal or other withdrawal restrictions, if any, are excluded from cash and presented separately based on the nature of the restriction. The Company did not hold material short-term investments qualifying as cash equivalents as of March 31, 2026 or March 31, 2025.

The Company maintains cash balances with financial institutions in the United States and Canada and, at March 31, 2026, also maintained fiat currency through a digital asset trading and custody service provider. Deposits maintained directly with commercial banks may, at times, exceed amounts insured by the Federal Deposit Insurance Corporation or other applicable deposit-insurance programs. Fiat balances maintained through digital asset trading or custody platforms are subject to additional counterparty, custodial, operational and insolvency risks and may not have the same deposit-insurance protections as amounts deposited directly by the Company with an insured commercial bank. The Company manages its concentration of credit risk by maintaining relationships with counterparties and placing funds with institutions that management believes to be creditworthy, monitoring counterparty credit quality and liquidity, considering the safeguarding arrangements applicable to funds held by service providers, and diversifying banking and custody relationships when considered appropriate. Although the Company believes that its cash-management arrangements are appropriate, and its cash is subject to minimal credit risk, but it still remains exposed to the risk of loss or delayed access to funds in the event of financial distress, insolvency, operational failure or other disruption of a banking or custody service provider. There is no assurance that the financial institutions will remain solvent or that access to funds will be uninterrupted. The Company has not experienced losses on its cash deposits.

(iii)	Digital assets

The Company accounts for directly held crypto assets that meet the scope criteria of ASC 350-60, Intangibles - Goodwill and Other - Crypto Assets. When held, the Company’s crypto assets consist solely of DOGE. The Company has ownership of and control over its digital assets and may use qualified third-party custodians or wallets to safeguard those assets. Digital assets are not cash or financial instruments under U.S. GAAP and are presented separately in the consolidated balance sheets.

Purchased digital assets are initially recognized at their acquisition-date fair value, and transaction costs are expensed as incurred. Digital assets received as noncash consideration are initially measured at fair value in accordance with the guidance applicable to the underlying transaction. Thereafter, digital assets are measured at fair value at each reporting date, with changes in fair value recognized in earnings within change in fair value of digital assets. Upon sale, transfer or use of digital assets as consideration, the difference between the proceeds or fair value of consideration transferred and the carrying amount of the assets is recognized in earnings. The Company uses the weighted-average-cost method to track historical cost basis for disposition and disclosure purposes.

Fair value is determined in accordance with ASC 820, Fair Value Measurement, using quoted prices in the principal market to which the Company has access at the measurement date. During periods in which the Company held DOGE, the Company determined Coinbase Exchange to be its principal market for DOGE based on its assessment of the volume and level of activity in markets accessible to the Company. Accordingly, the Company measures the fair value of DOGE using the quoted, unadjusted DOGE-USD price on Coinbase Exchange at the applicable measurement date. Because these quoted prices are observable in an active market for an identical asset, the resulting fair value measurements are classified within Level 1 of the fair value hierarchy. The Company periodically reassesses its principal market determination and will update the selected market if facts and circumstances indicate that another accessible market has the greatest volume and level of activity for DOGE.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

(iv)	License contract liability

In connection with the Company’s exclusive trademark license agreement, the Company is obligated to make fixed minimum royalty payments of $200,000 per month during the initial five-year contractual term. At contract inception, the Company recognized a license payment obligation for the present value of the fixed minimum payments, using an annual incremental borrowing rate of 18.5%. The corresponding amount formed part of the initial cost of the finite-lived trademark license. The balance is presented in the consolidated balance sheets as a license contract liability; however, it represents a contractual financing and payment obligation and is not a contract liability arising from a customer contract under ASC 606, Revenue from Contracts with Customers.

The license contract liability is subsequently measured at amortized cost. The carrying amount is increased for the accretion of the discount using the effective-interest method, with the accretion recognized as finance expense, and is reduced by the required minimum royalty payments. The obligation is classified between current and noncurrent portions based on the contractual payment dates. Royalties payable in excess of the fixed minimum payments, if any, are recognized as incurred based on the related licensed sales.

(v)	Equity Guarantee liability

The original trademark license agreement included an equity guarantee that required the Company to take the actions necessary for the licensors to hold at least 9.99% of the Company’s common shares immediately following a qualifying go-public event. The guarantee was accounted for as liability-classified share-based consideration under ASC 718, Compensation - Stock Compensation. The initial fair value of the guarantee was included in the cost of the trademark license, and the liability was remeasured at fair value at each reporting date until settlement, with changes in fair value recognized in earnings. Fair value is determined based on the estimated number of shares to be issued and the fair value of the Company’s common shares at the measurement date.

(vi)	Financial Assets and Financial Liabilities

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of an instrument. Except where another U.S. GAAP measurement requirement applies, financial instruments are initially measured at fair value. Directly attributable transaction costs are included in the initial carrying amount of instruments that are not subsequently measured at fair value through net income and are expense as incurred for instruments measured at fair value through net income. Trade receivables arising from contracts with customers are initially measured at the transaction price in accordance with ASC 606.

Subsequent measurement is based on the nature and contractual terms of the instrument. Cash, accounts receivable, accounts payable and accrued liabilities, short-term debt and the license contract liability are generally carried at amortized cost, subject to applicable credit loss, interest-accretion and impairment guidance. Equity securities, debt securities, warrant assets and equity-method investments are accounted for under the applicable investment, derivative, fair-value and equity-method guidance described in the Company’s other significant accounting policies and related notes.

A financial asset is derecognized when the contractual rights to cash flows expire, upon settlement, or when the asset is transferred and the transfer qualifies for sale accounting under ASC 860, Transfers and Servicing. Financial liability is derecognized when it has been extinguished because the obligation has been paid, cancelled or legally released in accordance with ASC 405, Liabilities. Financial assets and liabilities are presented on a net basis only when the Company has a valid and enforceable right of setoff, the amounts are determinable, and the Company intends either to settle on a net basis or to realize the asset and settle the liability simultaneously in accordance with ASC 210-20, Balance Sheet - Offsetting

(vii)	Intangible Assets

Acquired intangible assets with finite useful lives are recorded at cost, net of accumulated amortization and impairment losses. The cost of an acquired intangible asset includes cash and noncash consideration and the present value of fixed contractual payment obligations when required by U.S. GAAP. Finite-lived intangible assets are amortized over the shorter of their estimated economic useful lives and contractual terms using the straight-line method unless another pattern better reflects the consumption of economic benefits. Amortization begins when the asset is available for its intended use. The Company reviews the useful life and amortization method at least annually and accounts for changes in estimates prospectively.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Finite-lived intangible assets are evaluated for impairment under ASC 360, Property, Plant, and Equipment, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability is assessed by comparing the carrying amount of the asset or asset group with the undiscounted cash flows expected from its use and eventual disposition. If the carrying amount is not recoverable, an impairment loss is recognized for the excess of the carrying amount over fair value. Impairment losses for finite-lived intangible assets are not subsequently reversed.

The Company evaluates software development costs based on the intended use of the software. Costs incurred during preliminary project planning, research and development, data conversion, training, maintenance and post-implementation activities are expensed as incurred. Qualifying application-development costs for internal-use software are capitalized only after the preliminary project stage is completed, management authorizes and commits to funding the project, and completion and use of the software as intended are probable. Costs of software to be sold, leased or otherwise marketed are expensed as research and development until technological feasibility is established in accordance with ASC 985-20, Software - Costs of Software to Be Sold, Leased, or Marketed. No internally developed software costs met the applicable capitalization criteria as of March 31, 2026 or 2025; accordingly, such costs were expensed as incurred.

(viii)	Foreign Currency Translation

The consolidated financial statements are presented in U.S. dollars, which is the reporting currency of the Company. The functional currency of House of Doge Inc., Dogecoin Ventures Inc. and The Official Dogecoin Treasury and Reserve Inc. is the U.S. dollar. The functional currency of House of Doge Canada Inc. is the Canadian dollar.

The Company is exposed to currency risk on transactions and balances in currencies other than the functional currency. For a consolidated subsidiary whose functional currency is not the U.S. dollar, assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance-sheet date, revenues and expenses are translated at appropriate average exchange rates for the period, and equity transactions are translated at historical exchange rates. Resulting translation adjustments are recognized in other comprehensive income and accumulated in accumulated other comprehensive income. The effect of exchange-rate changes on cash is presented separately in the consolidated statement of cash flows.

Transactions denominated in a currency other than an entity’s functional currency are initially recorded using the exchange rate on the transaction date. At each reporting date, foreign-currency-denominated monetary assets and liabilities are remeasured using closing exchange rates, while nonmonetary assets and liabilities carried at historical cost remain translated at historical rates unless another U.S. GAAP measurement basis applies. Transaction gains and losses are recognized in earnings within foreign exchange gain or loss. The Company did not use foreign-exchange contracts to hedge its currency exposure during either period.

(ix)	Accounts Receivable and Allowance for Credit Losses

Accounts receivable primarily consist of unconditional rights to consideration arising from contracts with customers for asset management, exchange-traded product and exchange-traded fund support, and other services. A right to consideration is unconditional when only the passage of time is required before payment is due. Accounts receivable are recognized at the amount invoiced or otherwise due under the contract and are carried at amortized cost, net of an allowance for credit losses. Contract assets, if any, represent conditional rights to consideration and are presented separately from accounts receivable. The Company applies the practical expedient in ASC 606, Revenue from Contracts with Customers, and does not adjust consideration for the effects of a significant financing component when, at contract inception, the period between transfer of the service and payment is expected to be one year or less.

The Company estimates expected credit losses on accounts receivable and contract assets in accordance with ASC 326, Financial Instruments - Credit Losses. The allowance represents management’s estimate of credit losses expected over the contractual life of the receivables. The estimate considers information available at each reporting date, including the aging of balances, historical collection experience, customer-specific creditworthiness and payment history, the existence of disputes, current economic conditions, and other relevant qualitative and quantitative factors. Receivables that do not share similar risk characteristics are evaluated individually. Changes in the allowance are recognized in credit loss expense.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Effective April 1, 2025, the Company early adopted ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets and elected the practical expedient for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606. Under practical expedient, the Company assumes that current conditions existing as of the balance sheet date will remain unchanged throughout the forecast period when estimating expected credit losses. Based on this model, the Company considers many factors, including the age of the balance, customer creditworthiness and collection history. The amendments were applied prospectively, and their adoption did not have a material effect on the consolidated financial statements.

Accounts receivable are written off against the allowance when collection is no longer expected based on management’s assessment of the facts and circumstances and after reasonable collection efforts. Recoveries of amounts previously written off are recognized when received. No allowance for expected credit losses was recorded as of March 31, 2026 or March 31, 2025

(x)	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are recognized when the Company has received goods or services or otherwise has a present obligation, and the amount can be reasonably estimated. Accounts payable are recorded at invoiced or contractual amounts. Accrued liabilities include estimates for services received but not yet invoiced, payroll and employee-related obligations, financing and professional fees, investment-related amounts and other obligations. Estimates are based on contractual terms, vendor communications, service periods, historical experience and other available information and are reviewed and adjusted as additional information becomes available. Because these obligations are generally short term, their carrying amounts are approximately fair value.

(xi)	Investments and Investment-Related Financial Instruments

The Company determines the accounting model for each investment at initial recognition based on the legal form and substantive terms of the instrument, the Company’s level of control or influence over the investee, and whether the instrument is an equity security, debt security, derivative instrument, or equity-method investment. The Company first evaluates whether an investee is required to be consolidated under ASC 810, Consolidation. Interests that are not consolidated are accounted for under the applicable guidance in ASC 323, Investments - Equity Method and Joint Ventures; ASC 321, Investments - Equity Securities; ASC 320, Investments - Debt Securities; ASC 815, Derivatives and Hedging; and ASC 825, Financial Instruments.

Equity securities (ASC 321 and ASC 825)

Equity securities with readily determinable fair values are measured at fair value at each reporting date, with changes in fair value recognized in net income. Equity securities without readily determinable fair values are measured using the measurement alternative at cost, less impairment, adjusted for observable price changes in orderly transactions for identical or similar investments of the same issuer, unless the Company elects the fair value option for an eligible instrument under ASC 825. Changes resulting from observable price adjustments, impairment, or subsequent fair value measurement are recognized in earnings. For equity securities measured using the measurement alternative, the Company performs a qualitative impairment assessment at each reporting date. If the qualitative assessment indicates that the investment is impaired, the investment is written down to fair value, and the impairment loss is recognized in earnings. When a privately held equity security subsequently obtains a readily determinable fair value, the Company begins measuring the security at fair value through net income from that date.

Debt securities (ASC 320 and ASC 326)

Debt securities classified as available-for-sale are measured at fair value. Interest income and the amortization or accretion of premiums and discounts are recognized in earnings using the effective-interest method. Unrealized gains and losses that are not credit-related are recognized in other comprehensive income and accumulated other comprehensive income until realized. Realized gains and losses are recognized in earnings upon sale, settlement, conversion, or other derecognition. The Company evaluates available-for-sale debt securities for credit losses in accordance with ASC 326, Financial Instruments—Credit Losses. If the Company intends to sell a security, or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the amortized cost basis is written down to fair value through earnings. Otherwise, the credit-related portion of a decline in fair value is recognized through an allowance for credit losses, limited to the amount by which fair value is below amortized cost, and the non-credit portion remains in other comprehensive income.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Convertible instruments and bundled investment transactions (ASC 320, ASC 321, ASC 815 and ASC 825)

Convertible debentures are accounted for as debt securities unless another accounting model is required by their terms. Embedded conversion, redemption, put, call, default and other settlement features are evaluated under ASC 815 to determine whether they require separate accounting as derivatives. If a feature is not bifurcated, it is accounted for together with the host instrument under the applicable debt-security guidance. When debt securities, preferred shares, warrants, or other financial instruments are acquired in a single transaction, the consideration transferred is allocated among the instruments using the allocation method required by the applicable U.S. GAAP guidance, based on the instruments’ respective fair values or an applicable residual approach. Each instrument is subsequently accounted for under its applicable accounting model. Preferred shares are accounted for as equity securities under ASC 321 or, when elected and eligible, at fair value under ASC 825, with changes in fair value recognized in earnings.

Warrant assets and noncash consideration received from customers (ASC 815, ASC 820 and ASC 606)

Freestanding warrants are evaluated under ASC 815. Warrant assets that meet the definition of a derivative are recognized at fair value, with changes in fair value recognized in earnings, unless designated in a qualifying hedge relationship. When quoted market prices for the warrants are not available, fair value is estimated using valuation techniques consistent with ASC 820, Fair Value Measurement, including option-pricing models such as Black-Scholes and other market-participant assumptions. Upon exercise, the warrant is remeasured immediately before exercise and it’s carrying amount is reclassified to the underlying equity security received.

Warrants received as noncash consideration from a customer for goods or services are initially accounted for under ASC 606, Revenue from Contracts with Customers. When the warrants are received before the related performance obligation is satisfied, the Company records the warrant asset and a corresponding contract liability measured at the fair value of the noncash consideration in accordance with the applicable guidance. Once the Company’s right to receive or retain the warrants is unconditional, the warrants are subsequently accounted for under the applicable financial instrument guidance. Subsequent changes in the fair value of the warrants are excluded from revenue and recognized in earnings. The related contract liability is recognized as revenue as the promised services are transferred or when the remaining performance obligation is extinguished or released and the consideration is nonrefundable and not subject to claw back.

Equity-method investments (ASC 323 and ASC 810)

Investments in entities over which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method under ASC 323. Significant influence is evaluated based on all facts and circumstances, including ownership percentage, board representation, participation in policy-making processes, material transactions, interchange of managerial personnel, technological dependency, and other governance or contractual rights. Consolidation is evaluated before application of the equity method under the voting-interest and variable-interest-entity models in ASC 810.

Equity-method investments are initially recorded at cost and subsequently adjusted for the Company’s share of the investee’s earnings or losses, distributions received, additional contributions, basis-difference adjustments, and impairment. The difference between the cost of an equity-method investment and the Company’s share of the underlying equity in the investee’s net assets is allocated to identifiable assets and liabilities as if the investee were consolidated. Identifiable basis differences are amortized, accreted, or otherwise recognized over the periods in which the related assets are consumed or liabilities are settled. Any residual equity-method goodwill is included in the carrying amount of the investment and is not separately amortized or separately tested for impairment.

The Company discontinues recognition of additional equity-method losses when the carrying amount of the investment and any other interests that are in substance common stock are reduced to zero, unless the Company has guaranteed obligations of the investee, is otherwise committed to provide further financial support, or has incurred obligations on behalf of the investee. Unrecognized losses are tracked and are recognized before the Company resumes recognizing its share of future earnings.

The Company evaluates an equity-method investment for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. If a decline in value below carrying amount is determined to be other than temporary, the investment is written down to fair value, and the impairment loss is recognized in earnings. The resulting carrying amount becomes the new cost basis and is not subsequently increased for a recovery in fair value. Fair value used in an impairment measurement is determined under ASC 820 and may represent a nonrecurring Level 3 measurement.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Investment-related deposits and purchase commitments (ASC 450 and ASC 855)

Cash advances made before the Company obtains substantive ownership, voting, governance, liquidation, or other economic rights in an investee are recorded as investment-related deposits within prepaid and other assets. Such deposits are carried at cost, assessed for recoverability at each reporting date, and reclassified to an investment when the underlying transaction closes and the applicable recognition criteria are met. Amounts that are refundable or expected to be applied against future contractual payments remain classified as deposits until settled or otherwise resolved.

Executory commitments to acquire investments are generally not recognized as an asset or liability before the related subscription, trade, or settlement obligation is executed and accepted, unless the arrangement meets the definition of a derivative or a loss contingency is probable and reasonably estimable under ASC 450, Contingencies. Purchases and sales of exchange-traded securities are recognized on the trade date. Events occurring after the balance-sheet date are evaluated under ASC 855, Subsequent Events, to determine whether they provide additional evidence of conditions existing at the reporting date or represent non-recognized subsequent events requiring disclosure.

(xii)	Fair value measurements (ASC 820)

Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. The classification of an instrument within the hierarchy is reassessed at each reporting date.

Fair value measurements are classified in a three-level hierarchy based on the lowest-level input that is significant to the measurement in its entirety:

●	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.

●	Level 2 - Observable inputs other than Level 1 quoted prices, including quoted prices for similar instruments, quoted prices in inactive markets and market-corroborated inputs.

●	Level 3 - Significant unobservable inputs that reflect management’s assumptions about the assumptions market participants would use in pricing the asset or liability.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available, including market approaches, discounted cash flow models, option-pricing models, back-solve methods and probability-weighted expected return methods. Changes in valuation techniques or their application are made when the change results in a measurement that is equally or more representative of fair value. Transfers between levels are recognized in the period in which the event or change in circumstances causing the transfer occurs.

(xiii)	Presentation and classification

Changes in the fair value of equity securities and derivative warrant assets, observable-price adjustments, and investment impairment losses are recognized in loss (gain) on change in fair value of investments or another appropriate line item in the consolidated statements of operations and comprehensive loss. The Company’s share of the earnings or losses of equity-method investees is presented separately from fair value changes. Non-credit unrealized gains and losses on available-for-sale debt securities are reported in other comprehensive income, net of tax, until realized or otherwise reclassified in accordance with U.S. GAAP.

Investments are classified as current or noncurrent based on the contractual maturity of the instrument, restrictions on realization, and management’s intent and ability to hold or realize the investment. Debt securities with contractual maturities within twelve months of the balance sheet date and investments expected to be realized within the operating cycle are generally classified as current; other investments are classified as noncurrent.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Financial assets pledged as collateral remain recognized unless the transfer qualifies for derecognition under ASC 860. Pledged assets and the related borrowings are presented gross unless the offsetting criteria in ASC 210-20 are met. Debt is classified as current unless the Company has an unconditional right to defer settlement for more than twelve months after the balance-sheet date.

(xiv)	Impairment of Long-Lived Assets

The Company evaluates long-lived assets to be held and used, including property and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

When a potential impairment indicator exists, recoverability is assessed by comparing the carrying amount of the asset group with the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. If the carrying amount is not recoverable, an impairment loss is recognized for the amount by which the carrying amount exceeds fair value. Fair value is determined using market-participant assumptions and may be estimated using discounted cash flow techniques, observable market information, independent appraisals or other valuation methods appropriate under ASC 820, Fair Value Measurement. Impairment losses recognized for assets held and used are not subsequently reversed.

Long-lived assets that meet the criteria to be classified as held for sale are presented separately and measured at the lower carrying amount or fair value less cost to sell. Impairment of equity-method investments, equity securities, debt securities and other financial assets is evaluated under the accounting guidance applicable to those instruments and is not included in this long-lived asset policy. No impairment loss was recognized under ASC 360 for the Company’s property and equipment or finite-lived trademark license in either period. (See Note 8, Intangible Assets and License Contract Liability).

(xv)	Property and Equipment, Net

Property and equipment consist solely of computer equipment and are recorded at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over an estimated useful life of three years. Upon retirement or disposal, the cost of the asset and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in operations. Maintenance and repair costs are expensed as incurred, while expenditures that extend the useful life or improve the functionality of the equipment are capitalized.

(xvi)	Capital Stock

The Company is authorized to issue voting and nonvoting common shares, each with no par value. Each voting common share is entitled to one vote and to participate in dividends when, as and if declared by the Board of Directors, subject to applicable law and the rights of any other class of shares. Because the common shares have no par value, cash proceeds and the fair value of noncash consideration associated with common share issuances are recorded in additional paid-in capital in accordance with the accounting guidance applicable to the underlying transaction.

Direct and incremental costs incurred to complete an equity issuance are recorded as a reduction of the related equity proceeds. Equity issuance costs associated with an offering that is abandoned are expensed when the offering is no longer considered probable. Common shares repurchased and held are recorded as treasury shares at cost. When repurchased shares are immediately retired or cancelled, the recorded amount associated with the shares is removed from stockholders’ equity and any excess of the repurchase price over that amount is charged to additional paid-in capital or accumulated deficit, as applicable. The Company had no treasury shares outstanding at either reporting date. (See Note11, Capital Stock and Restricted Share Units).

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

(xvii)	Stock-Based Compensation

The Company accounts for stock-based compensation under ASC 718, Compensation - Stock Compensation. Equity-classified awards are measured at grant-date fair value and compensation expense is recognized over the requisite service period, generally using the straight-line method for awards with graded vesting unless another attribution method is required. Liability-classified awards are remeasured at fair value at each reporting date until settlement. For awards with performance conditions, expense is recognized when achievement of the condition is probable. The Company recognizes forfeitures as they occur. The fair value of restricted stock units is generally based on the fair value of the underlying common stock on the grant date. The fair value of stock options and warrants granted as compensation is estimated using an option-pricing model, such as Black-Scholes or a binomial lattice model, using assumptions including expected volatility, expected term, risk-free interest rate and dividend yield. Because the Company has limited historical trading data, expected volatility and exercise behavior may be based in part on comparable public companies and other market-participant information.

(xviii)	Income Taxes

The Company accounts for income taxes using the asset-and-liability method under ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as for operating loss and tax-credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the periods in which the temporary differences are expected to reverse or the carryforwards are expected to be realized. The effect of a change in enacted tax rates or tax laws is recognized in income from continuing operations in the period of enactment.

A valuation allowance is recorded when, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of a deferred tax asset will not be realized. In assessing realizability, management considers, among other factors, cumulative losses, the scheduled reversal of deferred tax liabilities, projected future taxable income, available carryforward periods and prudent and feasible tax-planning strategies. The need for and amount of a valuation allowance are reassessed at each reporting date.

The Company recognizes the financial statement benefit of a tax position only when it is more likely than not, based on the technical merits of the position, that the position will be sustained upon examination. A recognized tax benefit is measured as the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Interest and penalties associated with uncertain tax positions, if any, are recognized within income tax expense.

The consolidated statements of loss and comprehensive loss presented no income tax expense or benefit for the year ended March 31, 2026 or for the period from incorporation on January 13, 2025 through March 31, 2025.

(xix)	Loss Per Share

Basic net loss per common share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Fully vested restricted stock units (“RSUs”) that are noncontingently issuable are included in the basic weighted-average share denominator from their respective vesting dates, until settlement in common shares.

Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised, converted or settled. Potential common shares are generally included using the treasury-stock method for share-based awards and the if-converted method for convertible instruments, when applicable. Potential common shares are excluded when their effect would be anti-dilutive. The Company reported a net loss for both periods presented; therefore, all unvested RSUs and any other potential common shares were excluded from diluted net loss per share, and basic and diluted net loss per share were the same. (See Note13, Loss Per Share).

(xx)	Segments

The Company identifies operating segments in accordance with ASC 280, Segment Reporting. An operating segment is a component of the Company for which discrete financial information is available and whose operating results are regularly reviewed by the chief operating decision maker to assess performance and allocate resources. Reportable segments are determined based on the nature of products and services, customer characteristics, economic characteristics, internal management structure and the quantitative thresholds and aggregation criteria in ASC 280.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The Company manages its operations and evaluates financial performance on a consolidated basis and has determined that it operated as one operating and reportable segment for the year ended March 31, 2026 and the period from incorporation on January 13, 2025 through March 31, 2025. The Company applies the segment disclosure requirements applicable to an entity with a single reportable segment, including disclosure of significant segment expenses regularly provided to the chief operating decision maker, its Chief Executive Officer, who reviews financial information on a consolidated basis to assess performance and allocate resources, when required. The Company reassesses its operating and reportable segment conclusions when its business activities, organizational structure or internal financial reporting changes.

e)	New Accounting Pronouncements

Recently adopted accounting pronouncements

ASU 2025-07 - Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606). In September 2025, the FASB issued ASU 2025-07, which refines the derivative scope guidance for certain nonexchange-traded contracts and clarifies the accounting for share-based noncash consideration received from customers. The Company early adopted the amendments effective April 1, 2025 using the prospective transition method. The adoption did not have a material impact on the Company’s consolidated financial statements or related disclosures.

Accounting pronouncements issued but not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU-2024-03”), which requires all public entities to disclose information about purchases of inventory, employee compensation, depreciation, intangible asset amortization and depletion for each income statement line item that contains those expenses. The amendments are effective for the Company in fiscal years beginning after December 15, 2026 and interim periods within fiscal years beginning after December 27, 2027. Early adoption is permitted on either a prospective or retrospective basis. The Company is currently evaluating the guidance and its impact on the financial statements.

In September 2025, the FASB issued ASU No. 2025-06, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software (“ASU 2025-06”). ASU 2025-06 updates the accounting for costs related to the development of internal-use software to reflect the evolution of software development from a sequential to an agile development method by removing references to project stages in the existing guidance and requiring capitalization of software costs when management has authorized and committed to funding a software project and it is probable that the project will be completed and the software will be used as intended. ASU 2025-06 is effective for annual reporting periods beginning after December 15, 2027. Early adoption is permitted as of the beginning of a fiscal year. The Company is currently evaluating the guidance and its impact on the financial statements.

Other recently issued accounting standards: The Company has evaluated other accounting standards updates issued through the date the consolidated financial statements were issued, including guidance relating to ASU 2024-04 - Debt-Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, ASU 2025-11 - Interim Reporting (Topic 270): Narrow-Scope Improvements and ASU 2025-12 - Codification Improvements, and does not currently expect those standards to have a material impact on its consolidated financial statements or related disclosures.

3.	Going Concern

In accordance with ASC 205-40, Presentation of Financial Statements - Going Concern, the Company evaluates whether there are conditions or events that raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are issued (or available to be issued). As part of this assessment, the Company considers both qualitative and quantitative factors including its current financial condition, available sources of liquidity, forecasted cash flow and its obligations due over the assessment period.

The Company remains in the early stages of executing its commercialization, payments, exchange-traded product support, licensing and strategic investment initiatives. For the year ended March 31, 2026, the Company incurred a net loss of $36.9 million and used $10.8 million of cash in operating activities. At March 31, 2026, the Company had cash of $2.8 million, a working capital deficit of $7.3 million including debts of $9.4 million and an accumulated deficit of $43.4 million. At March 31, 2025, the Company had cash of $4.4 million, working capital of $3.3 million, no short-term debt and an accumulated deficit of $4.0 million.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The Company’s ability to continue as a going concern is dependent on its ability to obtain additional working capital, satisfy debt and other obligations as they become due, manage the timing and amount of operating expenditures, monetize or otherwise realize value from certain investments and execute its commercial growth initiatives.

The Company has historically financed its activities through issuances of common stock, debt financing, related-party advances and proceeds from strategic transactions. Certain financing arrangements are short term, secured or subject to market, registration, borrowing, collateral and other conditions. In addition, the expected timing and amount of cash flows from the Company’s investments and commercial initiatives are subject to public-equity and digital asset market volatility, counterparty performance, customer adoption, regulatory developments and execution risk. These conditions and events, considered in the aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued.

The Company has developed and is implementing plans intended to improve liquidity and support the Company’s ongoing operations, which includes the following:

●	Capital market access and financing: The Company completed its reverse merger with Brag House Holdings, Inc. on June 30, 2026 and established a publicly traded parent-company structure. Management intends to use this platform to pursue public and private equity offerings, the Yorkville equity purchase facility and other debt or strategic financing arrangements. Availability under these arrangements is subject to applicable conditions, market prices, registration effectiveness, exchange rules, collateral requirements and investor demand and therefore is not equivalent to committed unrestricted cash.

●	Debt and liquidity management: During the three months ended June 30, 2026, the Company received $3.5 million of short-term debt financing and repaid $1.4 million of short-term debt. Subsequent to June 30, 2026, the Company fully repaid the remaining Yorkville senior convertible promissory note and the Revere Securities margin loan. On July 28, 2026, the Company also obtained a $1.4 million unsecured subordinated short-term note and subsequently settled its principal through the transfer of CleanCore common shares. See Note 18 - Subsequent Events. These actions reduced certain near-term debt maturities, but do not provide committed financing for the full assessment period.

●	Investment monetization and liquidity preservation: Management continues to evaluate selective monetization of marketable and other investments, including CleanCore related securities, subject to market prices, trading restrictions, collateral arrangements and the Company’s strategic objectives. Management also intends to defer or reduce discretionary expenditures and investment commitments when necessary and to continue periodic cash-flow forecasting and review of payroll, vendor obligations, debt service and other liquidity requirements.

●	Revenue development: Management is pursuing recurring and diversified revenue sources through DOGE-related payment products, support services for exchange-traded products, licensing, brand and commercial partnerships, real-world-asset initiatives and other digital asset services. The timing and amount of future revenue and cash inflows depend on product development, customer adoption, partner performance, regulatory compliance and market conditions.

Management believes that these plans are designed to provide additional liquidity and support the continuation of the Company’s operations. However, the Company’s ability to obtain additional capital, monetize investments and achieve anticipated operating improvements is subject to conditions and uncertainties that are not entirely within its control. Accordingly, management concluded that its plans do not alleviate the substantial doubt about the Company’s ability to continue as a going concern within one year after the date these audited consolidated financial statements are issued.

The accompanying audited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

4.	Digital Assets

The following table summarizes the Company’s digital asset holdings:

	As of March 31, 2026		As of March 31, 2025
	# of Dogecoins	Digital assets, value	# of Dogecoins	Digital assets, value
Opening balance, fair value	10,369,614	$1,725,762	-	$-
Purchases	19,522,144	3,906,491	10,369,614	1,750,039
Receipts from CleanCore termination and release	61,250,000	5,473,125	-	-
Disposals and transfers	(91,141,758)	(11,017,052)	-	-
Loss on digital assets	-	(88,326)	-	(24,277)
Ending balance, fair value	-	$-	10,369,614	$1,725,762

Fiscal 2026 activity

During the year ended March 31, 2026, the Company purchased 19,522,144 DOGE for aggregate consideration of $3,906,491 and received 61,250,000 DOGE with an aggregate transaction-date fair value of $5,473,125 in connection with the March 6, 2026, termination and release of the CleanCore treasury arrangements. During fiscal 2026, the Company disposed of or transferred 91,141,758 DOGE with an aggregate carrying value of $11,017,052. These dispositions included 3,002,813 DOGE with a fair value of $500,000 transferred as consideration for a senior unsecured convertible debenture issued by McQueen Labs Inc., 26,856,093 DOGE with a fair value of $5,749,890 transferred as consideration for pre-funded common stock purchase warrants issued by CleanCore Solutions, Inc., 61,249,992 DOGE with a fair value of $5,823,124 disposed of for cash proceeds, and other sales and transfers. The Company recognized a net gain on digital assets of $970,018 during fiscal 2026 which was reported in the changes in fair value of digital assets in the consolidated statement of loss and comprehensive loss. Cumulative realized gains and cumulative realized losses from digital asset dispositions during fiscal 2026 were approximately $1,082,569 and $24,225, respectively. Cumulative unrealized gains and cumulative unrealized losses from changes in fair value during fiscal 2026 were approximately $nil and $88,326, respectively. At March 31, 2026, the Company held no digital assets. See Note 7 - Investments and Note 5 - Accounts Receivable, Deferred Revenue and Revenue Recognition for additional information.

Fiscal 2025 activity

During the period from incorporation on January 13, 2025, through March 31, 2025, the Company acquired 10,369,614 DOGE for cash consideration of $1,750,039 and did not dispose of any DOGE. The Company recognized a fair value loss of $24,277 during that period, resulting in a carrying amount of $1,725,762 on March 31, 2025.

5.	Accounts Receivable, Deferred Revenue and Revenue Recognition

The following tables present the Company’s accounts receivable, contract liabilities (deferred revenue) and revenue from contracts with customers as of and for the years ended March 31, 2026, and 2025:

	As of
	March 31, 2026	March 31, 2025
ETP and ETF support service fees	$108,235	$-
Other receivables	21,033	-
Accounts receivable, gross	129,268	-
Allowance for expected credit losses	-	-
Accounts receivable, net	$129,268	$-

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

	For the Year Ended March 31, 2026	January 13, 2025 (incorporation) to March 31, 2025

Asset management services	$970,800	$-
ETP and ETF support services	138,434	-
Strategic advisory services	4,156,302	-
Revenue	$5,265,536	$-

Asset management services - CleanCore treasury assets (related-party)

On September 5, 2025, the Company, through its wholly owned subsidiary Dogecoin Ventures Inc., entered into an Asset Management Agreement with CleanCore and 21Shares US. The Company was appointed to provide discretionary investment strategy, management, investment and reinvestment services for CleanCore’s treasury assets. The treasury assets remained owned by CleanCore and held by CleanCore or its custodian; the Company did not recognize the assets managed on behalf of CleanCore.

The agreement provided for monthly fees payable in arrears based on the value of the treasury account. The Company’s contractual annual fee rates were as follows:

Treasury account value	Company annual fee rate
Up to and including $1.0 billion	1.75%
Above $1.0 billion through $1.5 billion	1.50%
Above $1.5 billion	1.25%

The Company identified a single series performance obligation comprising continuous discretionary asset management services. CleanCore simultaneously received and consumed the benefits as the services were performed; therefore, revenue was recognized over time. The monthly fee was variable because it depended on the treasury account value and the number of service days in a partial month. Revenue was recognized when the applicable account value and service period were determined and the amount was not subject to a probable significant reversal.

The Company was the principal for its own discretionary asset management services because it controlled and was primarily responsible for those services before they were transferred to CleanCore. The Company recognized only its contractual share of the management fees as revenue. Amounts attributable to 21Shares US for its separately provided non-discretionary recommendation services were excluded from the Company’s revenue and, if received by the Company, were recorded as a payable to 21Shares US.

The Asset Management Agreement was terminated effective March 6, 2026. The Company recognized asset management service revenue of $970,800 for the period from September 5, 2025, through the termination date and recognized no service revenue under the agreement thereafter. Under the termination agreement, the Company received 61,250,000 DOGE. Of the fair value of the consideration allocated to the Company, $119,800 was attributed to February and March 2026 management fees and included in asset management service revenue; the residual $5,353,326 was presented in other income as contract termination settlement income. Subsequent changes in the fair value of DOGE held by the Company are accounted for under the applicable digital asset guidance and are not revenue from contracts with customers.

ETP and ETF support services – 21Shares

Effective April 4, 2025, the Company entered into a five-year support services agreement with 21Shares. The European 21Shares Dogecoin ETP commenced trading on April 8, 2025, and the U.S. 21Shares Dogecoin ETF (ticker: TDOG) commenced operations on January 22, 2026. The Company provides a royalty-free license to specified DOGE and House of Doge marks together with research, data and operational assistance, marketing support, website and link support, access to relationships and channels, and related ongoing collaboration activities.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The Company concluded that the licensed marks and support activities are highly interdependent and represent one combined stand-ready performance obligation satisfied over time. Consideration is variable and equals the Company’s contractual 50% share of gross sponsor or management fees actually received by 21Shares for the applicable product. Revenue is constrained until the underlying product fee activity is earned and the Company’s gross fee share is determinable from the quarterly statements and related invoices. Revenue of $138,434 was recognized for the year ended March 31, 2026.

The Company is the principal for the combined licensed-marks and support service because it controls and is primarily responsible for that specified service before transfer to 21Shares. The Company is not the principal for the underlying ETP or ETF sponsorship, issuance, regulatory, custody, distribution or fund-management services performed or arranged by 21Shares and therefore does not recognize 100% of the underlying product fees. The Company recognizes its separately invoiced 50% gross fee share as revenue. Its share of product operating costs separately invoiced by 21Shares is presented within professional and legal expenses and accounts payable rather than as a reduction of revenue. The $39,188 incurred for the year ended March 31, 2026 was included in professional and legal expenses in the consolidated statement of loss and comprehensive loss.

Strategic advisory services – CleanCore (related-party)

On September 5, 2025, the Company entered into a five-year strategic advisory services agreement with CleanCore to provide strategic integration and diversification, treasury and industry advisory, vendor-selection and strategic-partnership support, reporting and board advisory, and ongoing strategic support. As noncash consideration, the Company received 14,000,034 warrants to purchase CleanCore common shares. The warrants had an aggregate grant-date fair value of $41,700,044, which was measured as the ASC 606 transaction price and initially recorded as a warrant asset and a corresponding contract liability.

The Company identified one stand-ready series performance obligation for the advisory services and recognized revenue over time using a time-elapsed measure from September 5, 2025, through March 6, 2026. The strategic advisory arrangement was terminated or released for ASC 606 purposes effective March 6, 2026. At that date, the Company had no substantive remaining advisory service obligation, CleanCore had no substantive remaining rights to future advisory services, and the warrant consideration was nonrefundable and not subject to claw back. The release of the remaining contract liability did not represent breakage revenue from an unexercised customer right because the strategic advisory arrangement was formally terminated and the parties’ remaining enforceable rights and obligations were extinguished, rather than lapsing through customer non-exercised. Accordingly, the Company recognized the remaining contract liability in other income on the termination date.

Strategic advisory services revenue for the year ended March 31, 2026 was $4,156,302 recognized as the Company provided or stood ready to provide services through March 6, 2026. The remaining $37,543,742 contract liability was recognized in other income, upon termination. As a result of the termination of the strategic advisory agreement, the revenue recognized from that arrangement is not expected to recur in future periods absent a new arrangement. Subsequent changes in the fair value of the strategic advisory warrants are excluded from the ASC 606 transaction price and are recognized separately in earnings under the applicable financial instrument guidance. (See Note 7 - Investments for additional information regarding the CleanCore warrants).

Contract liability roll-forward

The following table presents the change in deferred revenue associated with the related-party CleanCore strategic advisory services arrangement during the year ended March 31, 2026:

Contract liability activity	Amount
Balance, March 31, 2025	$-
Noncash consideration received at contract inception	41,700,044
Revenue recognized as services were provided through March 6, 2026	(4,156,302)
Other income recognized upon termination and release of the remaining obligation	(37,543,742)
Balance, March 31, 2026	$-

Because the contract liability balance at March 31, 2025, was $nil, no revenue recognized during fiscal 2026 was related to contract liabilities outstanding at the beginning of the year. The Company had no deferred revenue at March 31, 2026, or 2025.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Remaining performance obligations and significant judgments

At March 31, 2026, the Company had no fixed transaction price allocated to unsatisfied or partially unsatisfied performance obligations. The CleanCore asset management and strategic advisory arrangements had been terminated. Consideration under the continuing 21Shares support agreement is entirely variable based on future sponsor and management fee activity and is allocated to the service period in which the related support is provided. The Company applies the practical expedient in ASC 606 and does not disclose an estimate of variable consideration allocated to future performance obligations when that consideration is allocated entirely to a wholly unsatisfied performance obligation or to a distinct future period of a series.

The Company’s significant judgments in applying ASC 606 include: (i) identifying the integrated stand-ready or continuous service obligations; (ii) determining that the customers simultaneously receive and consume the benefits of the services, resulting in over-time recognition; (iii) constraining variable consideration until the underlying fee activity is determinable; (iv) determining the Company is principal for its own specified services while excluding services controlled by 21Shares; and (v) concluding that the remaining CleanCore strategic advisory contract liability was recognizable in other income upon the March 6, 2026 termination and release .

Customer and credit concentrations

During the year ended March 31, 2026, CleanCore was a related party of the Company because of board and management relationships between the entities. CleanCore accounted for approximately 97.4% of the Company’s revenue for the year ended March 31, 2026, reflecting $5,127,103 of CleanCore service revenue recognized through March 6, 2026 (See Note 14 - Related Party Transactions). The $37,543,742 contract liability release upon termination was recognized in other income. As a result of the termination of the strategic advisory agreement, the revenue recognized from that arrangement is not expected to recur in future periods absent a new arrangement. No amount was due from CleanCore at March 31, 2026. Approximately 83.7% of the Company’s accounts receivable balance at March 31, 2026, was due from 21Shares. The Company had no revenue or accounts receivable during the period from incorporation on January 13, 2025, through March 31, 2025.

6.	Prepaid and Other Current Assets

The following table presents the components of prepaid and other current assets as of March 31, 2026, and 2025:

	As of
	March 31, 2026	March 31, 2025
Prepaid deposits	$1,019,732	$-
Deferred RTO costs	900,834	-
Sponsorships	80,815	-
Prepaid insurance	40,907	-
Legal fees	20,112	548,131
Licencing fees	-	220,000
Prepaid expenses and other current assets	$2,062,400	$768,131

Prepaid expenses are recorded at cost and recognized in expense as the related benefits are received. Investment-related deposits are reclassified when the underlying transaction is completed or otherwise accounted for under the applicable contractual terms. The Company evaluates recoverability and expected realization at each reporting date.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Prepaid deposits

At March 31, 2026, prepaid deposits consisted of the following investment-related advances and program implementation amounts:

As of March 31, 2026
Sierre-Valais Sport SA (HC Sierre)	$892,685
Other deposits	127,047
Total prepaid deposits	$1,019,732

(i)	Sierre-Valais Sport SA (HC Sierre) - On October 14, 2025, the Company, through its wholly owned subsidiary Dogecoin Ventures Inc., entered into a binding letter agreement with Venture Finance AG in connection with a contemplated acquisition of a 19.9% minority equity interest in Sierre-Valais Sport SA (“SVS”), together with related commercial arrangements. This equity interest encompasses the hockey and arena management operations of HC Sierre SA (“HC Sierre”), a professional ice hockey team competing in the Swiss League. The contemplated purchase consideration was CHF 2.3 million, of which CHF 700,000 (US $886,366) was paid in cash and CHF 5,000 (US $6,319) was settled in DOGE before year-end. The remaining CHF 1.595 million would become payable in shares of the Company following completion of the Company’s go-public transaction and the related SVS closing. At March 31, 2026, the definitive equity acquisition had not closed, SVS shares had not been issued or transferred, and no voting, dividend, liquidation or board-observer rights had been obtained. Accordingly, the $892,685 advanced was recorded as a prepaid investment deposit rather than an equity investment. Management expected the amount to be applied at closing or otherwise recovered or settled and identified no impairment indicators at March 31, 2026.

(ii)	Other prepaid deposits of $127,047 at March 31, 2026 comprised $100,000 related to contemplated DOGE prepaid debit card program with Debyt Inc. and a $27,047 related to LBK Triestina Holdings LLC. No Debyt SAFE investment or warrant asset was recognized, and the LBK investment is presented separately within investments.

Other prepaid and deferred costs

Deferred transaction costs of $900,834 at March 31, 2026 consisted primarily of legal, accounting and other professional fees incurred in connection with the contemplated reverse takeover transaction and remained deferred pending completion of the transaction. Other prepaid amounts are recognized as expense over the applicable service or benefit periods.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

7.	Investments

The following table presents the carrying amounts of the Company’s investments as of March 31, 2026, and 2025:

	As of
	March 31, 2026	March 31, 2025
Equity securities:
DataCentrex Inc. common shares	$370,296	$-
US Data and Energy, LLC membership units	-	2,750,000
Stay Inc. common shares	1,200,000	-
CleanCore Solutions Inc. Class B common shares	3,204,000	-
Equity securities	4,774,296	2,750,000
Unsecured convertible debt securities:
McQueen Labs Inc. - Tranche I	1,178,432	-
McQueen Labs Inc. - Tranche II	479,282	-
Unsecured convertible debt securities	1,657,714	-
Preferred stock:
McQueen Labs Inc. Series F convertible preferred shares	235,024	-
Preferred stock	235,024	-
Common stock purchase warrants:
CleanCore Solutions Inc. pre-funded warrants	355,918	-
CleanCore Solutions Inc. strategic advisory services warrants	3,567,386	-
Common stock purchase warrants	3,923,304	-
Equity-method investment:
LBK Triestina Holdings LLC	-	-
Total Investments	10,590,338	2,750,000
Less: Short-term investments	2,028,010	-
Long-term investments	$8,562,328	$2,750,000

a)	Datacentrex Inc. and predecessor investments (US Data and Energy, LLC and Dogehash Technologies, Inc.)

The following table presents the carrying amount of the Company’s investment in DataCentrex Inc. (“DataCentrex” or “DTCX”) and its predecessor investment in US Data and Energy, LLC (“USDAE”) as of March 31, 2026, and 2025:

	As of
	March 31, 2026	March 31, 2025
DataCentrex Inc. common stock	$370,296	$-
USDAE membership units	-	2,750,000
Total equity investment	$370,296	$2,750,000

US Data and Energy, LLC

On March 13, 2025, the Company acquired 1,718,750 Class A membership units of USDAE for cash consideration of $2,750,000, representing an ownership interest of 15.32%. At March 31, 2025, USDAE was privately held and the investment did not have a readily determinable fair value. Accordingly, the investment was carried at cost under the measurement alternative for equity securities, subject to impairment and adjustment for qualifying observable price changes. No impairment or observable price adjustment was recorded as of March 31, 2025.

Partial disposition and conversion to Dogehash Technologies Inc.

On July 10, 2025, the Company sold 1,562,500 USDAE membership units to an arm’s-length party for cash proceeds of $2,500,000. The sales price of $1.60 per unit equaled the carrying amount of the units sold and, accordingly, no gain or loss was recognized. Following the disposition, the Company retained 156,250 units with a carrying amount of $250,000.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

On July 25, 2025, Dogehash Technologies Inc. (“Dogehash”) completed the acquisition of USDAE pursuant to an asset purchase transaction. In connection with the transaction, the Company’s retained USDAE units were converted into 172,231 Dogehash common shares without additional cash consideration. The conversion changed the number of securities held but did not change the Company’s total $250,000 carrying basis, resulting in an allocated carrying amount of approximately $1.45 per Dogehash share immediately before subsequent remeasurement.

As of September 30, 2025, the Company remeasured the Dogehash investment to $344,462 based on a recent equity financing transaction at $2.00 per share that management concluded the transaction was orderly and represented an observable price change for a similar equity security of the same issuer. The Company recognized an unrealized gain of $94,462 in earnings. No impairment charges or downward observable-price adjustments were recognized during the period in which the investment was privately held.

Conversion to publicly traded DataCentrex Inc. common shares

On December 15, 2025, Dogehash was acquired by Thumzup Media Corporation and the combined public company operated as DataCentrex Inc. (ticker: DTCX). The Company continued to hold 172,231 common shares. Once the shares became publicly traded and had a readily determinable fair value, the investment was measured at fair value at each reporting date, with changes in fair value recognized in earnings.

The following table summarizes changes in the carrying amount during the year ended March 31, 2026:

As of March 31, 2026
Balance as of March 31, 2025	$2,750,000
Carrying amount of USDAE units sold	(2,500,000)
Net change in fair value recognized in earnings	120,296
Balance as of March 31, 2026	$370,296

At March 31, 2026, the Company held 172,231 DTCX common shares, representing approximately 0.49% of the outstanding common shares, and the quoted closing price was $2.15 per share. Accordingly, the investment was measured at $370,296 at March 31, 2026.

For the year ended March 31, 2026, the Company recognized a net gain of $120,296 from changes in the carrying value of the retained investment. The gain was recorded within loss (gain) on change in fair value of investments in the consolidated statement of loss and comprehensive loss. The quoted DTCX closing price used at March 31, 2026 is a Level 1 input in the fair value hierarchy. Because the DTCX shares are measured at fair value on a recurring basis, a separate impairment assessment is not applicable for the publicly traded investment.

b)	Stay Inc.

The following table presents the carrying amount of the Company’s investment in Stay Inc. (“Stay”), a privately held company, as of March 31, 2026, and 2025:

	As of
	March 31, 2026	March 31, 2025
Stay Inc. common shares	$1,200,000	$-
Total investment in Stay Inc.	$1,200,000	$-

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Initial investment and ownership

Pursuant to agreement effective June 12, 2025, the Company, through its wholly owned subsidiary Dogecoin Ventures Inc., acquired 6,000,000 common shares of Stay for cash consideration of $1,200,000, or $0.20 per share. The investment represented approximately 6.9% of Stay’s outstanding basic common shares at the date of acquisition. The agreements provide the Company with the right to nominate one representative to Stay’s board of directors; however, the representative’s involvement is limited to board meeting attendance and does not include participation in Stay’s day-to-day operations or operating and financial policy-making processes. Based on the ownership level and the nature of its involvement, the Company determined that it does not exercise significant influence over Stay Inc. Accordingly, the investment is not accounted for under the equity method.

Subsequent measurement

Stay is a privately held operating company, and its common shares do not have a readily determinable fair value. The investment is therefore measured using the measurement alternative for equity securities without readily determinable fair values, at cost less impairment, adjusted for observable price changes in orderly transactions for identical or similar securities of the same issuer.

As of March 31, 2026, the Company continued to hold 6,000,000 Stay common shares and did not identify a qualifying observable transaction after the acquisition, and $0.20 per share remained the most recent completed financing price. Management also considered the available information and did not identify indicators that the investment was impaired. Accordingly, no impairment loss or observable-price-change adjustment was recognized during the year ended March 31, 2026, and the investment remained recorded at $1,200,000.

The Company did not hold an investment in Stay as of March 31, 2025, because the subscription agreements and initial share purchase were completed after that date.

Conditional purchase commitments

Under the agreement, the Company is required to purchase additional Stay common shares at $0.20 per share if specified liquidity events occur within twelve months of June 12, 2025 effective date. The potential additional purchases are summarized below:

Triggering event	# of Shares	Purchase price
Conditional or final approval for listing on a recognized stock exchange by June 11, 2026	6,000,000	$1,200,000
Commencement of trading on a recognized stock exchange by June 11, 2026	6,000,000	1,200,000
Maximum potential additional commitment	12,000,000	$2,400,000

As of March 31, 2026, neither of the liquidity-event conditions had occurred and no additional shares had been issued or purchased. Accordingly, no liability was recognized for the conditional purchase commitments. If both conditions were satisfied within the contractual period, the Company’s aggregate investment would increase to $3,600,000 for 18,000,000 Stay common shares.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

c)	McQueen Labs Inc.

The carrying amounts of the Company’s investments in McQueen Labs Inc. (“McQueen”) were as follows:

	As of
	March 31, 2026	March 31, 2025
Short-term investments
Senior unsecured convertible debenture – Tranche I	$1,178,432	$-
Senior unsecured convertible debenture – Tranche II	479,282	-
Total convertible debentures	1,657,714	-
Long-term investments
Series F convertible preferred shares	235,024	-
Total investment in McQueen	$1,892,738	$-

Transaction and contractual terms

During the year ended March 31, 2026, the Company, through its wholly owned subsidiary Dogecoin Ventures Inc. (“DVI”), acquired two senior unsecured, non-interest-bearing convertible debentures issued by McQueen with aggregate principal of $1,700,000. The first tranche of $1,200,000 was funded on May 9, 2025. The second tranche of $500,000 was funded on June 30, 2025, through the transfer of 3,002,813 DOGE. In connection with the financings, DVI also received an aggregate of 1,700 Series F convertible preferred shares.

The debentures originally matured on February 9, 2026, and March 31, 2026, respectively. The agreements permitted two three-month extensions, subject to the consent of the required holders. On February 9, 2026, and March 31, 2026, DVI consented to the first extensions, revising the maturity dates to May 9, 2026, and June 30, 2026, respectively. As contractual consideration for the extensions, McQueen issued 180 and 75 additional Series F preferred shares, bringing DVI’s total holding to 1,955 Series F preferred shares at March 31, 2026.

If a defined qualified financing or liquidity event does not occur, the debentures are repayable in cash at maturity. Prior to maturity, the debentures are mandatorily convertible upon a “Qualified Offering” or “Qualified Event,” which includes a qualifying public offering, direct listing, reverse takeover or de-SPAC transaction. The conversion price is the lower of the price derived from the $54,000,000 valuation cap and 80% of the applicable five-day volume-weighted average trading price. The Series F preferred shares are convertible into McQueen common shares based on a $0.54 conversion price and are restricted securities for which no active market exists.

Accounting and subsequent measurement

DVI does not control McQueen and does not have the ability to exercise significant influence over McQueen’s operating or financial policies. Accordingly, the convertible debentures are accounted for as available-for-sale debt securities under ASC 320, Investments - Debt Securities, and the Series F preferred shares are accounted for as equity securities under ASC 321, Investments - Equity Securities.

At the acquisition dates, the aggregate $1,700,000 purchase consideration was allocated first to the estimated fair value of the convertible debentures of $1,495,631, with the residual $204,369 assigned to the initial 1,700 Series F preferred shares. The convertible debentures are subsequently measured at fair value, with non-credit unrealized gains and losses recognized in other comprehensive income. The embedded conversion feature was not accounted for separately from the debt host based on the terms and conditions of the instruments.

The 255 preferred shares received in connection with the first maturity extensions were initially measured at an aggregate grant-date fair value of $30,655.

Because the Series F preferred shares do not have a readily determinable fair value, the Company elected the measurement alternative under ASC 321 and carries the shares at cost, less impairment, adjusted for qualifying observable price changes in orderly transactions for identical or similar securities of McQueen. The Company did not elect recurring fair value measurement for the Series F preferred shares. At March 31, 2026, the carrying amount of the 1,955 preferred shares was $235,024. The Company did not identify an impairment indicator or a qualifying observable price change at March 31, 2026. During the year ended March 31, 2026, non-credit unrealized gains of $192,738 on the convertible debentures were recognized in other comprehensive income and accumulated other comprehensive income.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The convertible debentures are presented as short-term investments because their extended contractual maturity dates were within twelve months of March 31, 2026. The Series F preferred shares are presented as long-term investments. The Company held no investment in McQueen at March 31, 2025, because the initial financings occurred after that date.

Fair value measurements

The recurring fair value measurements of the convertible debentures and the nonrecurring grant-date fair value measurements of the Series F preferred shares use significant unobservable inputs and, accordingly, are classified within Level 3 of the fair value hierarchy.

The grant-date fair value of the Series F preferred shares received as extension consideration was estimated using an option-pricing-method back solve calibrated to the consideration paid in recent McQueen equity financings. Significant unobservable inputs included a risk-free interest rate of 3.92% and expected volatility of McQueen common shares of 125%. Following initial recognition, the shares are not remeasured at recurring fair value.

The following table summarizes the Company’s recurring Level 3 fair value measurements at March 31, 2026. The Series F preferred shares are excluded because they are not subsequently measured at recurring fair value:

Instrument	Fair value	Valuation technique and significant unobservable inputs
Convertible debentures – Tranche I	$1,178,432	Present value cash flow model using contractual principal, remaining term and an 18.5% market-participant discount rate.
Convertible debentures – Tranche II	479,282	Presrnt value flow model using contractual principal, remaining term and an 18.5% market-participant discount rate.
Total recurring Level 3 investments	$1,657,714

Related-party transactions

McQueen is a related party of the Company due to management relationships between the entities. The Company’s related-party transactions with McQueen consisted of the acquisition and extension of the convertible debentures and the receipt of Series F preferred shares described above. The related investment balances were $1,892,738 and nil at March 31, 2026, and March 31, 2025, respectively. No amounts were payable to McQueen at either date.

Credit loss and impairment assessment

Available-for-sale debt securities are evaluated for credit losses when their fair value is below adjusted amortized cost. At March 31, 2026, the fair value of the McQueen debentures exceeded their adjusted amortized cost basis, and management did not identify a credit-related loss. Accordingly, no allowance for credit losses was recorded. The Series F preferred shares are evaluated for impairment and qualifying observable price changes under ASC 321. No impairment indicator or qualifying observable price change was identified at March 31, 2026.

d)	CleanCore Solutions Inc.

The Company, through its wholly owned subsidiary Dogecoin Ventures Inc., holds CleanCore Solutions Inc. (“CleanCore”) common shares, pre-funded warrants and strategic advisory services warrants. The following table summarizes the carrying amounts of these instruments:

	As of
Instrument	March 31, 2026	March 31, 2025
CleanCore Class B common shares	$3,204,000	$-
Pre-funded common stock purchase warrants	355,918	-
Strategic advisory services warrants	3,567,386	-
Total CleanCore investments and warrant assets	$7,127,304	$-

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Pre-funded warrants and common shares

On September 5, 2025, the Company acquired 10,000,000 pre-funded warrants to purchase CleanCore Class B common shares for aggregate consideration of $10,000,000. The consideration consisted of $4,250,110 in cash and $5,749,890 in digital assets, representing 26,856,093 DOGE measured at fair value on the transaction date. Each pre-funded warrant was exercisable for one CleanCore common share after payment of a nominal remaining exercise price of $0.0001 per share. The aggregate nominal remaining exercise price of $1,000 was included in the upfront consideration.

On September 23, 2025, 9,000,000 of the pre-funded warrants were automatically exercised and converted into 9,000,000 CleanCore common shares after completion of the applicable shareholder notice and board approval process. Immediately before exercise, the warrants were remeasured to an aggregate fair value of $17,820,000 using the quoted CleanCore share price of $1.98 per share. The resulting $8,820,000 fair value gain was recognized in earnings, and the fair value of the exercised warrants was reclassified to CleanCore common shares. No substantive additional cash consideration was paid upon exercise. Following the conversion, 1,000,000 pre-funded warrants remained outstanding.

At March 31, 2026, the 9,000,000 common shares had a fair value of $3,204,000 based on the quoted closing market price of $0.356 per share. The remaining 1,000,000 pre-funded warrants had a fair value of $355,918 based substantially on the quoted value of the underlying CleanCore common shares, adjusted for the nominal remaining exercise price. The common shares and the remaining pre-funded warrants are remeasured at each reporting date, and changes in fair value are recognized in earnings.

Strategic advisory services warrants

On September 5, 2025, the Company entered into a five-year strategic advisory services agreement with CleanCore. As noncash consideration for strategic integration and diversification, treasury and industry advisory, vendor selection and strategic partnerships, reporting and board advisory, and ongoing strategic support, the Company received 14,000,034 warrants to purchase CleanCore common shares. The warrants were issued in the following two tranches:

Instrument	Quantity	Exercise price	Expiration date	March 31, 2026 fair value
Strategic advisory warrants - Tranche 1	8,750,021	$1.00	5-Sep-30	2,269,267
Strategic advisory warrants - Tranche 2	5,250,013	$1.33	5-Sep-30	1,298,119
Total warrants outstanding	14,000,034			$3,567,386

The strategic advisory services warrants had an aggregate grant-date fair value of $41,700,044, consisting of $26,212,079 for the $1.00 tranche and $15,487,964 for the $1.33 tranche. At grant, the Company recognized the warrant assets and a corresponding contract liability for future advisory services. The strategic advisory arrangement was terminated effective March 6, 2026. The termination did not cancel, forfeit, modify or subject the warrants to refund or claw back. Accordingly, the warrants remained outstanding as freestanding financial assets and continued to be measured at fair value through earnings after the service arrangement ended. Upon termination of the strategic advisory arrangement, the remaining $37,543,742 contract liability was recognized in other income.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Accounting policy, related-party considerations and significant influence assessment

The CleanCore common shares are equity securities with readily determinable fair values and are measured at fair value through net income under ASC 321, Investments - Equity Securities. The pre-funded warrants and strategic advisory services warrants are freestanding financial assets that are measured at fair value through earnings under the applicable financial instrument guidance, including ASC 815, Derivatives and Hedging, and ASC 820, Fair Value Measurement. The Company recognizes changes in fair value within loss (gain) on change in fair value of investments in the consolidated statements of operations and comprehensive loss. Because these instruments are measured at fair value through earnings, a separate impairment model is not applied.

During the year ended March 31, 2026, CleanCore was a related party of the Company because of board and management relationships between the entities. Timothy Stebbing, the Company’s Chief Technology Officer, served as a CleanCore director, and Marco Margiotta, the Company’s Chief Executive Officer, served as CleanCore’s Chief Investment Officer until March 4, 2026. The Company recognized $5,127,103 of related-party revenue from CleanCore during the year, consisting of $4,156,303 of strategic advisory services revenue and $970,800 of asset management services revenue. Upon termination of the strategic advisory arrangement, the remaining $37,543,742 contract liability was recognized in other income. In connection with termination of the asset-management arrangement, the Company also recognized $5,353,326 of contract termination settlement income in other income. No amount was due from CleanCore at March 31, 2026.

At March 31, 2026, the 9,000,000 common shares represented approximately 4.1% of CleanCore’s 221,836,229 issued and outstanding common shares. Assuming exercise of the remaining pre-funded warrants and all strategic advisory services warrants, the Company’s potential ownership would have been approximately 10.1% before considering contractual beneficial ownership limitations of 4.99%, or 9.99% if elected following the required advance notice. The Company had board representation at CleanCore through Timothy Stebbing, the Company’s Chief Technology Officer. Management considered this board representation together with the Company’s limited voting ownership, potential ownership, beneficial ownership limitations, absence of unilateral veto or consent rights, and the March 6, 2026, termination of the strategic advisory and asset-management arrangements. Based on the totality of these facts and circumstances, management concluded that the Company did not have the ability to exercise significant influence over CleanCore’s operating and financial policies at March 31, 2026. Accordingly, the equity method of accounting was not applied.

The Company did not hold CleanCore common shares or warrants at March 31, 2025, because the related transactions occurred after that date.

Fair value changes recognized in earnings

The following table summarizes the net changes in fair value recognized in earnings for the years ended March 31, 2026, and 2025:

	For the Year Ended	January 13, 2025 (incorporation) to
Instrument	March 31, 2026	March 31, 2025
Pre-funded warrants and converted common shares	$(6,440,082)	$-
Strategic advisory services warrants	(38,132,658)	-
Total net fair value loss	$(44,572,740)	$-

The fair value changes reflect changes in CleanCore’s quoted share price and, for the strategic advisory services warrants, changes in the market-based assumptions used in the option-pricing model. . The net fair value loss for the year includes the $8,820,000 gain recognized immediately before conversion of the 9,000,000 pre-funded warrants and subsequent decreases in the fair value of the common shares and warrants through March 31, 2026.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Fair value hierarchy

The following table presents the recurring fair value measurements for the CleanCore instruments as of March 31, 2026. There were no CleanCore instruments measured at fair value as of March 31, 2025:

Instrument	Level 1	Level 2	Level 3	Total
CleanCore common shares	$3,204,000	$-	$-	$3,204,000
Pre-funded warrants	-	355,918	-	355,918
Strategic advisory services warrants	-	3,567,386	-	3,567,386
Total	$3,204,000	$3,923,304	$-	$7,127,304

The common shares are classified within Level 1 because they are valued using an unadjusted quoted price in an active market. The remaining pre-funded warrants and strategic advisory services warrants are classified within Level 2 because their fair values are derived from the quoted CleanCore common share price, contractual terms and other market-based observable inputs. The exercise of 9,000,000 pre-funded warrants and receipt of the underlying common shares on September 23, 2025, at the $17,820,000 fair value of the instruments on the conversion date.

Valuation techniques and inputs

The fair value of the remaining pre-funded warrants was based substantially on the quoted CleanCore common share price, adjusted for the nominal remaining exercise price. The Company used the Black-Scholes option-pricing model to estimate the fair value of the strategic advisory services warrants. The model is an income-approach valuation technique. The following table summarizes the principal inputs used for the strategic advisory services warrants at March 31, 2026:

Valuation input	March 31, 2026	Application
CleanCore common share price	$0.356 per share	Quoted closing market price used as the underlying share price
Risk-free interest rate	3.92%	U.S. Treasury yield consistent with the remaining contractual term
Expected term	4.44 years	Remaining period to the September 5, 2030 expiration date
Expected volatility	126.64%	Historical volatility of CleanCore common shares used as a market-participant proxy
Dividend yield	0.00%	No dividends assumed over the expected term
Exercise prices	$1.00 and $1.33	Contractual exercise prices for the strategic advsory warrant tranches

The fair value of the strategic advisory services warrants is particularly sensitive to changes in CleanCore’s common share price and expected volatility. In isolation, increases in the share price, expected term or expected volatility generally increase the estimated fair value of the strategic advisory services warrants, while decreases in those assumptions generally reduce the estimated fair value. Changes in the risk-free interest rate and dividend yield have a comparatively smaller effect at the reported exercise prices and remaining terms.

There were no CleanCore instruments classified within Level 3 of the fair value hierarchy at March 31, 2026, or March 31, 2025; accordingly, a Level 3 roll-forward is not presented.

e)	LBK Triestina Holdings LLC

The Company, through its wholly owned subsidiary Dogecoin Ventures Inc. (“Dogecoin Ventures”), holds preferred membership units in LBK Triestina Holdings LLC (“LBK”), a Delaware limited liability company that indirectly owns and operates Unione Sportiva Triestina Calcio 1918 s.r.l. (“Triestina”), an Italian professional football club. The following table presents the carrying amount of the Company’s equity-method investment:

As of
Investment	March 31, 2026	March 31, 2025
LBK Triestina Holdings LLC	$-	$-

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The Company did not hold an investment in LBK at March 31, 2025. Although the Company held a 40.03% direct ownership interest at March 31, 2026, the investment had a carrying amount of nil after the recognition of equity-method losses, basis-difference expense and impairment losses during fiscal 2026.

Background and ownership

On August 29, 2025, and October 16, 2025, the Company advanced $2,350,000 and $2,314,400, respectively, toward the contemplated acquisition of preferred membership units in LBK. Before the definitive transaction closed, the advances were accounted for as prepaid investment deposits because the Company had not received membership units or substantive governance and economic rights.

On December 1, 2025, LBK’s Second Amended and Restated Limited Liability Company Agreement became effective. Dogecoin Ventures was admitted as a preferred member with 3,458,083 units, an initial sharing percentage of approximately 41.12% and an initial investment cost of $4,664,400. The Company reclassified the principal prepaid investment deposits to an equity-method investment on that date.

On February 10, 2026, the Company contributed EUR 446,267, or approximately $531,727, in response to a capital call and received 277,184 additional preferred units. At March 31, 2026, the Company held 3,735,267 preferred units, representing a direct ownership interest of 40.03%. Of the February contribution, $55,127 was funded through a related-party loan.

Equity-method accounting and consolidation assessment

The Company applies the equity method because its ownership interest, board-designation rights and participation rights provide the ability to exercise significant influence over LBK’s operating and financial policies. LBK is managed by a two-member board acting as a group. Under the definitive agreement, the Company held two contractual director-designation rights and did not control a majority of the board or more than 50% of the voting interests. The Company also lacked unilateral power to direct the activities that most significantly affect LBK’s economic performance. Accordingly, LBK is not consolidated under either the voting-interest or variable-interest-entity model.

The Company recognizes its direct share of LBK’s earnings or losses using the applicable sharing percentage and adjusts the investment for purchase-date basis differences associated with the underlying net assets.

Basis differences and equity-method goodwill

The difference between the Company’s investment cost and its share of LBK’s underlying net assets was allocated to identifiable assets and liabilities as if LBK were consolidated. The identifiable basis differences principally related to accounts receivable, prepaid assets, property and equipment, player registrations and accounts payable and debt. The residual basis difference represents equity-method goodwill, which is included within the single-line investment balance and is not separately amortized or separately tested for impairment. These basis differences do not result in separate recognition of LBK’s underlying assets or liabilities in the Company’s consolidated balance sheet.

As of
Cumulative purchase-price allocation	December 1, 2025
Cumulative investment cost	$4,664,400
Company share of LBK book net assets (deficit)	(2,603,543)
Identifiable fair value basis differences	2,679,893
Residual equity-method goodwill	$4,588,050

During the year ended March 31, 2026, the Company recognized $751,047 of expense associated with the amortization, accretion and realization of identifiable basis differences. This amount is included in the Company’s share of loss from the equity-method investee.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The following table presents the change in the carrying amount of the LBK investment during the year ended March 31, 2026:

Changes in carrying amount	Amount
Balance, March 31, 2025	$-
Initial investment recognized on December 1, 2025	4,664,400
Additional capital contribution	531,727
Company share of LBK net losses	(1,882,059)
Basis-difference expense	(751,047)
Impairment losses	(2,563,021)
Balance, March 31, 2026	$-

The Company recognized approximately $2,633,106 of equity-method loss for the year ended March 31, 2026, consisting of $1,882,059 of its direct share of LBK’s net losses and $751,047 of basis-difference expense. No equity-method loss or impairment loss relating to LBK was recognized during the year ended March 31, 2025.

Impairment and nonrecurring fair value measurements

The Company evaluates its equity-method investment for impairment when events or changes in circumstances indicate that a decline in value may be other than temporary. During fiscal 2026, LBK experienced recurring operating losses, negative net assets, dependence on capital calls, administrative penalties and relegation of Triestina from Serie C to Serie D was confirmed on March 15, 2026. Management also considered legal and financial information indicating that a criminal investigation had commenced before year-end, LBK was technically insolvent, creditor and potential judicial-liquidation exposure was significant, and a restructuring process and continued funding would be required to avoid bankruptcy.

During the year ended March 31, 2026, the Company recognized aggregate impairment losses of $2,563,021. At March 31, 2026, management concluded that the decline in value was other than temporary and the investment’s estimated fair value was nil. Accordingly, the investment had a carrying amount of nil at March 31, 2026.

The March 31, 2026, fair value measurement was a non-recurring Level 3 measurement. Management used an income approach based on a discounted cash flow model, including a selected discount rate of approximately 30.7%, a terminal revenue multiple of approximately 0.75x and approximately $14.6 million of net debt and debt-like obligations. The model produced no value available to equity holders. In estimating fair value, management considered LBK’s recurring operating losses, negative net assets and dependence on capital support, together with Triestina’s relegation, ongoing criminal proceedings, technical insolvency, creditor and potential judicial-liquidation exposure, and the need for restructuring and continued funding. Based on the totality of these factors and the absence of residual value available to equity holders, management estimated the fair value of the investment at nil.

Certain legal, creditor and restructuring developments occurred after March 31, 2026. Management considered those developments only to the extent that they provided additional evidence about financial and legal conditions that existed at the balance-sheet date. Accordingly, the March 31 impairment was reflected as an adjusting event in the fiscal 2026 consolidated financial statements.

Summarized unaudited financial information of LBK Triestina Holdings LLC

The following summarized unaudited financial information represents 100% of LBK’s balances and results and is not adjusted for the Company’s ownership percentage, purchase-price basis differences or impairment charges (in thousands):

Balance sheet information	As of
(in thousands)	31-Mar-26
Current assets	$2,316
Non-current assets	886
Total assets	3,202
Current liabilities	15,737
Total liabilities	15,737
Members’ equity (deficit)	$(12,535)

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Summarized results of operations:

For the four-month period from December 1, 2025, the date the Company began applying the equity method, through March 31, 2026, LBK reported revenue of approximately $144,613 and a net operating loss of approximately $4,689,512. The Company’s direct share of that loss was approximately $1,882,059 before basis-difference expense and impairment charges.

Income statement information (in thousands)	December 1, 2025 to March 31, 2026
Revenue	$145
Total operating expenses	4,835
Net operating loss	$(4,690)

8.	Intangible Assets and License Contract Liability

On January 31, 2025, the Company entered into an exclusive, royalty-bearing trademark license agreement (the “License Agreement”) with Dogecoin Foundation, Inc. and MadeUpNumbers Ltd. (collectively, the “Licensors”). The License Agreement grants the Company worldwide rights to use certain DOGE-related trademarks, including the DOGE mark, in connection with the manufacture, marketing, sale and distribution of licensed goods and services. The initial contractual term is five years, and the Company has an option to renew the arrangement for an additional fifteen-year period.

Under the License Agreement, the Company is required to pay a royalty equal to 5% of net sales of licensed products and services, subject to a minimum aggregate royalty payment of $200,000 per month during the initial five-year term. The minimum royalty payments are payable monthly in advance. The Company determined that the trademark license is a finite-lived intangible asset and amortizes the recognized cost on a straight-line basis over the initial five-year contractual term.

Initial recognition and measurement

At inception, the Company recognized the trademark license at a gross carrying amount of $8,014,429, consisting of $7,945,832 for the present value of minimum guaranteed royalty payments, $65,400 for the fair value of 32,700,000 common shares issued to the Licensors, and $3,197 for the initial fair value of the contractual top-up rights. The present value of the minimum royalty payments was determined using an annual discount rate of 18.5%.

A corresponding license payment obligation was recognized for the present value of the fixed minimum royalty payments. The obligation is subsequently measured at amortized cost using the effective interest method. Scheduled minimum royalty payments reduce the obligation, and the unwinding of the discount is recognized as finance expense.

Intangible license asset

The following table presents the continuity of the intangible license asset by initial consideration component, consistent with the Company’s underlying financial statement reconciliation:

Intangible license asset	Amount
Balance, March 31, 2025	$7,747,281
Amortization expense	(1,602,886)
Balance, March 31, 2026	$6,144,395

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The Company’s finite-lived intangible assets consist solely of the trademark license. The following table presents the gross carrying amount, accumulated amortization and net carrying amount of the finite-lived trademark license:

	As of
	March 31, 2026	March 31, 2025
Gross carrying amount	$8,014,429	$8,014,429
Accumulated amortization	(1,870,034)	(267,148)
Intangible license asset, net	$6,144,395	$7,747,281

Amortization expense was $1,602,886 for the year ended March 31, 2026, and $267,148 for the year ended March 31, 2025. No additions or impairment charges were recorded during the year ended March 31, 2026. Estimated amortization expense for the remaining contractual term is as follows:

Year ending March 31	Estimated amortization expense
2027	$1,602,886
2028	1,602,886
2029	1,602,886
2030	1,335,737
Total	$6,144,395

License contract liability

The following table presents the changes in the license contract liability during the year ended March 31, 2026:

License contract liability	Amount
Balance, March 31, 2025	$7,859,008
Minimum royalty payments	(2,400,000)
Finance expense	1,256,430
Balance, March 31, 2026	$6,715,438

At March 31, 2026, the undiscounted future minimum royalty payments and their reconciliation to the carrying amount of the license contract liability were as follows:

Minimum payments under the License Agreement	Amount
Within one year	$2,400,000
Two to three years	4,800,000
Four to five years	2,000,000
Total minimum payments	9,200,000
Less: effect of discounting	(2,484,562)
Present value of minimum payments	$6,715,438

Less: current portion	(2,400,000)
Non-current portion	$4,315,438

The license contract liability is presented as follows:

	As of
Classification	March 31, 2026	March 31, 2025
Current portion	$2,400,000	$2,400,000
Non-current portion	4,315,438	5,459,008
Total license contract liability	$6,715,438	$7,859,008

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Equity guarantee and amendment

The original License Agreement included an equity guarantee under which the Licensors were entitled to own no less than 9.99% of the Company immediately following a qualifying go-public event. The guarantee was accounted for separately from the license contract liability. At March 31, 2025, the separate equity guarantee liability was measured at $799,364. On June 25, 2025, the Company settled the guarantee by issuing 1,598,731 additional common shares with a fair value of $1,055,163. The parties subsequently amended and restated the License Agreement to reflect aggregate share consideration of 34,298,731 common shares; all other material terms of the License Agreement continued to apply. At March 31, 2026, no liability remained related to the equity guarantee. The settlement did not change the fixed minimum royalty payment schedule, and no additional amount was capitalized to the trademark license during the year ended March 31, 2026.

Impairment assessment

The trademark license is tested for recoverability when events or changes in circumstances indicate that its carrying amount may not be recoverable. As of March 31, 2026, the Company identified no triggering event. Management considered the continued use of the licensed marks in commercialization and strategic initiatives, the absence of plans to abandon or materially change their use, the continued enforceability of the contractual rights, and the absence of adverse legal or regulatory developments preventing use of the marks. Management also considered the continued market recognition and commercial relevance of the DOGE brand, including the April 2025 European Dogecoin exchange-traded product and the January 2026 launch of the 21Shares Dogecoin ETF in the United States. Management concluded that volatility in the spot price of DOGE, in isolation, was not determinative because the license derives value from the right to use the DOGE name, logos and related intellectual property in current and future products and services. Based on this assessment, the Company did not identify indicators that the carrying amount of the trademark license may not be recoverable. Accordingly, no recoverability test was required, and no impairment loss was recognized for the years ended March 31, 2026, or 2025.

9.	Accounts payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	As of
	March 31, 2026	March 31, 2025
Accounts payable	$822,783	$235,703
Accrued liabilities	1,498,298	100,000
Payroll liabilities	173,430	-
Other payables	61,047	30,000
Accounts payable and accrued liabilities	$2,555,558	$365,703

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

10.	Short-Term Debt

The following table presents the carrying amounts of the Company’s short-term debt as of March 31, 2026, and 2025. All outstanding debt at March 31, 2026, was classified as current because the contractual maturities or repayment requirements were within twelve months of the reporting date. Related-party debt is presented separately on the consolidated balance sheet and is disclosed in Note 14 - Related Party Transactions.

			As of
Debt instrument	Debt balance	Accrued interest	March 31, 2026	March 31, 2025
Secured promissory note - TBH Holdings Inc.	$8,020,417	$1,114	$8,021,531	$-
Additional short-term advance -TBH Inc.	1,302,500	-	1,302,500	-
Total short-term debt	$9,322,917	$1,114	$9,324,031	$-

Debt continuity

The following table summarizes changes in short-term debt during the year ended March 31, 2026:

Balance at March 31, 2025	$-
Borrowings and advances	15,644,000
Principal repayments	(6,321,083)
Interest expense	250,135
Interest paid	(249,021)
Balance at March 31, 2026	$9,324,031

Secured promissory note — The Brag House Holdings, Inc.

On October 14, 2025, the Company entered into a secured promissory note with The Brag House Holdings, Inc. (“Brag House” or “TBH”). The note initially provided for borrowings of up to $8.0 million and was amended on December 4, 2025, to increase the maximum borrowing capacity to $11.0 million. The note bears interest at 5.0% per annum, was scheduled to mature on April 14, 2026, or earlier upon acceleration under Section 11, and provides for a higher rate following an event of default. The obligation is secured by substantially all assets of the Company and its guarantor subsidiaries, including cash, receivables, investment property, equity interests, general intangibles and intellectual property. The December 2025 amendment subordinated Brag House’s security interest to senior liens held by YA II PN, Ltd. (“Yorkville”). Those liens arose under a separate December 4, 2025 convertible promissory note financing with Yorkville and represented senior security interests in specified collateral, including designated CleanCore Solutions Inc. securities held in controlled brokerage accounts. Accordingly, Yorkville had priority over Brag House with respect to collateral subject to Yorkville’s senior liens. Effective April 14, 2026, subsequent to year end, the parties amended the note to extend the maturity date to the earlier of June 30, 2026, and the date on which all amounts become due under Section 11. No other terms were modified.

During fiscal 2026, Brag House funded aggregate advances of $8,779,000, including the initial $8,000,000 advance and subsequent advances of $779,000. The Company repaid $758,583 of principal and $199,542 of interest before March 31, 2026. At March 31, 2026, outstanding principal was $8,020,417 and accrued interest was $1,114, resulting in a carrying amount of $8,021,531. The obligation was presented as short-term debt.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Additional short-term advance – The Brag House Inc.

On December 4, 2025, the Company received a noninterest-bearing short-term advance of $3,365,000 from Brag House. The advance was due on demand. The Company made debt repayments of $687,500 in January 2026 and $1,375,000 in March 2026. The recorded carrying amount of the Brag House advance was $1,302,500 at March 31, 2026. No separate accrued interest balance was recorded at March 31, 2026. The obligation was presented as short-term debt. The advance was accounted for at amortized cost. The Company had no short-term debt measured at fair value as of March 31, 2026.

Repaid secured demand note

On September 2, 2025, the Company borrowed $3,500,000 under a secured short-term demand note with NE SPC LP. The note bore interest at 12.0% per annum and was secured by a continuing general lien over substantially all assets of the Company. The Company repaid the full $3,500,000 principal balance on October 14, 2025, and paid aggregate interest of $49,479. Accordingly, no amount was outstanding under this note at March 31, 2026.

Interest expense

Interest expense on short-term debt was $250,135 for the year ended March 31, 2026, consisting principally of interest on the NE SPC LP and Brag House secured notes. Cash interest paid during fiscal 2026 was $249,021. The Company had no debt or related interest expense during the period ended March 31, 2025.

11.	Capital Stock and Restricted Share Units

Authorized and outstanding common stock

Pursuant to the Company’s governing documents, the Company is authorized to issue up to 1,000,000,000 shares of voting common stock and 1,000,000,000 shares of nonvoting common stock, each with no par value. Each voting common share is entitled to one vote. No nonvoting common shares were issued or outstanding at March 31, 2026 or March 31, 2025. Because the common shares have no par value, the recorded amounts associated with common share issuances are presented within additional paid-in capital.

	As of
	March 31, 2026	March 31, 2025
Voting common shares issued and outstanding	329,929,374	270,000,001
Additional paid-in capital	$46,301,293	$540,001
Common stock subscribed but unissued	$-	$11,861,742

Common stock activity

Fiscal 2026 common stock transactions

●	During the year ended March 31, 2026, the Company issued 45,898,485 common shares to settle subscriptions and other share-based obligations for which $11,861,742 had been classified as common stock subscribed but unissued at March 31, 2025. Upon issuance, the amount was reclassified to additional paid-in capital.

●	The Company also issued 20,090,339 common shares for aggregate cash proceeds of $12,450,000. These issuances included 58,824 shares at $0.17 per share on April 30, 2025, 4,880,000 shares at $0.50 per share on June 2, 2025, and 15,151,515 shares at $0.66 per share on June 15, 2025.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

●	During the same period, the Company issued 7,341,818 common shares for services with an aggregate grant-date fair value of $1,456,000, comprising 6,800,000 shares at $0.17 per share, 360,000 shares at $0.50 per share and 181,818 shares at $0.66 per share. On June 25, 2025, the Company issued 1,598,731 shares at $0.66 per share, with a fair value of $1,055,162, to settle the equity guarantee associated with the Company’s trademark licensing arrangement.

●	On July 29, 2025, the Company issued 5,000,000 common shares in contemplation of consulting services, with a fair value of $3,300,000. The underlying services were not rendered, and the shares were subsequently cancelled on December 31, 2025; accordingly, the issuance and cancellation had no net effect on common shares outstanding or additional paid-in capital at March 31, 2026.

●	On July 16 and July 17, 2025, the Company repurchased and cancelled an aggregate of 15,000,000 common shares for total consideration of $2,500,000. Because the shares were cancelled, no treasury shares remained outstanding at March 31, 2026. The repurchase reduced additional paid-in capital by $30,000, representing the recorded amount associated with the repurchased shares, and the remaining $2,470,000 was charged to accumulated deficit.

Fiscal 2025 common stock transactions

During the period from incorporation through March 31, 2025, the Company issued one incorporator share, 232,000,000 common shares for aggregate proceeds of $464,000, 5,300,000 common shares for services with a fair value of $10,600, and 32,700,000 common shares as consideration under the Company’s trademark licensing arrangement with a fair value of $65,400. In addition, at March 31, 2025, the Company had received or recognized $11,861,742 relating to 45,898,485 common shares that had not yet been issued and were presented as common stock subscribed but unissued.

Restricted share units

The Company grants equity-classified restricted share units (“RSUs”) to employees, executives, contractors and consultants. The RSUs generally vest based on continued service, with vesting terms ranging from immediate vesting to quarterly vesting over periods of up to 18 months. The grant-date fair value of the awards was based on contemporaneous private-company common share financing prices of $0.50 or $0.66 per share. Compensation cost is recognized over the requisite service period for each vesting tranche.

The following tables summarize activity in the Company’s outstanding RSUs and their vesting status for the year ended March 31, 2026. The Company had no RSUs outstanding at March 31, 2025:

RSU activity	Number of Units	Weighted-Average Grant-Date Fair Value
Outstanding at March 31, 2025	-	$-
Granted	39,047,000	0.58
Outstanding at March 31, 2026	39,047,000	$0.58

Vesting status at March 31, 2026	Number of Units	Weighted-Average Grant-Date Fair Value
Vested and outstanding	23,497,000	$0.56
Nonvested	15,550,000	0.61
Total outstanding	39,047,000	$0.58

At March 31, 2026, 23,497,000 RSUs had vested and remained outstanding pending settlement in common shares as the settlement was deferred until a liquidity event. These vested RSUs were not included in the 329,929,374 issued and outstanding common shares presented above. The aggregate grant-date fair value of RSUs vested during the year ended March 31, 2026 was $13,108,020. Subsequent to the year-end, upon completion of the reverse recapitalization, 28,747,000 vested predecessor RSUs, including the 23,497,000 vested at March 31, 2026, were settled.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Share-based compensation	For the Years Ended March 31, 2026	January 13, 2025 (incorporation) to March 31, 2025
RSU compensation expense	$18,968,388	$-
Total grant-date fair value of RSUs granted	22,571,020	-
Unrecognized compensation cost at period end	$3,602,632	$-
Weighted-average remaining recognition period	0.7 years	-

RSU compensation expense is included within general and administrative expenses in the consolidated statement of loss and comprehensive loss. At March 31, 2026, total unrecognized compensation cost related to nonvested RSUs was approximately $3.6 million, which is expected to be recognized over a weighted-average period of approximately 0.7 years, subject to the continued satisfaction of the applicable service conditions.

12.	General and administrative expenses

The following table presents the Company’s operating expenses for the years ended March 31, 2026 and 2025

	For the Years Ended March 31, 2026	January 13, 2025 (incorporation) to March 31, 2025
General and administrative:
Rent	$-	$20,000
Bank fees	21,672	-
Dues and subscriptions	28,800	-
Insurance	53,593	-
Office expenses	255,714	3,646
Travel and entertainment	1,052,455	64,796
Salaries and benefits	1,227,009	-
Technology development	3,064,328	149,221
Consulting fees	4,063,804	1,092,470
Share-based compensation	18,968,388	-
General and administrative expenses	$28,735,763	$1,330,133

13.	Loss Per Share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, including fully vested restricted share units (“RSUs”) that are noncontingently issuable. Fully vested RSUs are included from their respective vesting dates. Diluted net loss per share is computed by giving effect to potential common shares when their inclusion would be dilutive. The Company reported a net loss for each period presented. Accordingly, unvested RSUs were excluded from the calculation of diluted net loss per share because their inclusion would have been anti-dilutive, and basic and diluted net loss per share were the same.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The following table presents the computation of basic and diluted net loss per share:

	For the Years Ended
	March 31, 2026	March 31, 2025
Numerator:
Net loss attributable to common stockholders	$(36,860,105)	$(4,021,752)
Denominator:	’
Weighted-average common shares outstanding	327,085,462	3,333,334
Weighted-average fully vested RSUs	9,504,641	-
Weighted-average common shares outstanding, basic and diluted	336,590,103	3,333,334

Net loss per share, basic and diluted	$(0.11)	$(1.21)

Potential common shares excluded from diluted net loss per share:
Unvested RSUs outstanding at period end	15,550,000	-

At March 31, 2026, 23,497,000 RSUs had vested and remained outstanding pending settlement in common shares. The weighted-average portion of those vested RSUs included in the basic and diluted denominator was 9,504,641 for the year ended March 31, 2026. The Company had no RSUs outstanding during the period ended March 31, 2025.

14.	Related Party Transactions

The Company defines key management personnel as those persons having authority and responsibility for planning, directing and controlling the activities of the Company directly or indirectly. The Company considers its directors, executive officers and entities controlled by such individuals to be related parties.

Former director and officer of the Company

During the year ended March 31, 2026, the Company incurred consulting fees of $239,500 and issued 600,000 common shares with a grant-date fair value of $102,000 to a firm controlled by a former director and officer of the Company. The former director resigned effective September 5, 2025. The services were provided in the ordinary course of business and were recorded based on the contractual amounts agreed to by the parties. No comparable related-party consulting fees or share-based consideration were recognized during the period from incorporation on January 13, 2025 through March 31, 2025.

Related-party debt

On February 10, 2026, the Company entered into an unsecured and subordinated short-term promissory note with Marco Margiotta, the Company’s Chief Executive Officer and a director, providing for borrowings of up to $1,000,000. The note bears interest at 4.45% per annum, matures on December 31, 2026 and may be prepaid, in whole or in part, without penalty. Principal and accrued interest under the note are subordinated to all secured indebtedness of the Company. The transaction was approved by the disinterested directors, and the related director disclosed his interest and abstained from the deliberation and approval process.

During the year ended March 31, 2026, the Company borrowed $55,127 under the note to fund a portion of the Company’s capital contribution to LBK Triestina Holdings LLC. At March 31, 2026, the outstanding principal was $55,127 and accrued interest was $329, resulting in a total related-party loan payable of $55,456, which was classified as related-party debt on the consolidated balance-sheet. No related-party loan balance was outstanding at March 31, 2025.

CleanCore Solutions Inc.

During the year ended March 31, 2026, CleanCore was a related party because Timothy Stebbing, the Company’s Chief Technology Officer, served as a director of CleanCore and Marco Margiotta, the Company’s Chief Executive Officer, served as CleanCore’s Chief Investment Officer until March 4, 2026. The Company recognized $5,127,103 of revenue from CleanCore, comprising $4,156,303 of strategic advisory services revenue and $970,800 of asset management services revenue. Following termination of the arrangements on March 6, 2026, the Company recognized other income of $37,543,742 upon derecognition of the remaining contract liability and $5,353,326 as contract termination settlement income. No amount was due from CleanCore at March 31, 2026. (See Note 5 - Accounts Receivable, Deferred Revenue and Revenue Recognition, and Note 7 - Investments, for additional information regarding the arrangements and the Company’s CleanCore securities).

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Founder Related Party

One of the Company’s founders has family members and associated companies who have had transactions with the Company during the period ended March 31, 2026 and 2025. In aggregate, this group holds 25.99% of the outstanding common shares of the Company for the period ended March 31, 2026. The table below summarizes investment with the founder-related group as of March 31, 2026 and 2025:

	As of
	March 31, 2026	March 31, 2025
McQueen Labs Inc.
Convertible debentures Tranche I	$1,178,432	$-
Convertible debentures Tranche II	479,282	-
Total Unsecured convertible debt securities	1,657,714	-

Series F convertible preferred shares	235,024	-
Total Preferred shares	235,024	-

Total McQueen Labs Inc. Investment	$1,892,738	$-

The table below summarizes expenses incurred with the founder-related group during the period ended March 31, 2026 and 2025:

	For the Years Ended March 31, 2026	January 13, 2025 (incorporation) to March 31, 2025
Other general and administration	$233,970	$22,340
Consulting fees	1,130,812	307,500
Advertising and marketing	1,385,532	825,000
Total Expenses	$2,750,314	$1,154,840

15.	Financial Instruments and Risk Management

The Company’s financial instruments include cash, accounts receivable, equity and debt securities, investments, warrant assets, accounts payable and accrued liabilities, short-term debt and license contract liability. The Company recognizes and measures these instruments under applicable U.S. GAAP and evaluates its exposure to credit, liquidity, market-price, valuation, interest-rate and foreign-currency and concentration risks. Digital assets are not financial instruments under U.S. GAAP; however, the Company may be exposed to digital-asset price and service-provider risks.

Fair value measurements

Fair value measurements are classified within a three-level hierarchy. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities; Level 2 inputs are observable inputs other than Level 1 quoted prices; and Level 3 inputs are significant unobservable inputs. Classification is based on the lowest-level input that is significant to the measurement in its entirety. The Company recognizes transfers between levels at the beginning of the reporting period in which the transfer occurs. There were no transfers between levels during the year ended March 31, 2026.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The following tables present assets and liabilities measured at fair value on a recurring basis. Instruments carried under the measurement alternative; the equity method or amortized cost are excluded. Detailed Level 3 roll-forwards, valuation techniques, significant unobservable inputs and sensitivity information are presented in Note 7 – Investments and See Note 8 – Intangible Assets and License Contract Liability for the measurement and contractual terms of the license contract liability.

Financial instrument	Level 1	Level 2	Level 3	Total fair value
Fair value measured as of March 31, 2026
DataCentrex Inc. common shares	$370,296	$-	$-	$370,296
CleanCore Solutions Inc. common shares	3,204,000	-	-	3,204,000
CleanCore pre-funded warrants	-	355,918	-	355,918
CleanCore strategic advisory services warrants	-	3,567,386	-	3,567,386
McQueen convertible debenture - Tranche I	-	-	1,178,432	1,178,432
McQueen convertible debenture - Tranche II	-	-	479,282	479,282
Total assets measured at fair value	$3,574,296	$3,923,304	$1,657,714	$9,155,314

Financial instrument	Level 1	Level 2	Level 3	Total fair value
Fair value measured as of March 31, 2025
Equity guarantee liability	$-	$799,364	$-	$799,364
Total liabilities measured at fair value	$-	$799,364	$-	$799,364

DataCentrex and CleanCore common shares were valued using unadjusted quoted market prices. The remaining CleanCore pre-funded and strategic advisory services warrants were classified within Level 2 because their fair values were derived from the quoted CleanCore common share price, contractual terms and other market based observable inputs. The McQueen convertible debentures were classified within Level 3 because their measurements incorporated significant unobservable inputs. The McQueen Series F preferred shares were excluded from the recurring fair-value hierarchy because the Company elected the ASC 321 measurement alternative; their grant-date fair value measurements were categorized within Level 3. The March 31, 2025 equity guarantee liability classified within Level 2 was settled through the issuance of common shares during fiscal 2026. (See Note 7 - Investments for instrument-specific roll-forwards, valuation techniques, significant inputs and sensitivity information, and Note 8 - Intangible Assets and License Contract Liability for the equity guarantee settlement).

Nonrecurring measurements and instruments not measured at fair value

During fiscal 2026, the Company recognized aggregate impairment losses of $2,563,021 on its LBK Triestina Holdings LLC equity-method investment. The March 31, 2026 impairment measurement was a nonrecurring Level 3 measurement and reduced the investment to nil. (See Note 7 - Investments for the impairment indicators, valuation methodology and significant assumptions).

The Stay Inc. equity investment of $1.2 million and the McQueen Series F preferred shares with a carrying amount of $235,024 at March 31, 2026 and the US Data and Energy, LLC investment of $2.75 million at March 31, 2025 were accounted for under the ASC 321 measurement alternative for equity securities without readily determinable fair values and were not included in the recurring fair-value hierarchy at the applicable reporting date. The McQueen preferred shares were initially measured at grant-date fair value using Level 3 inputs and subsequently carried at cost, less impairment, adjusted for qualifying observable price changes. See Note 7 – Investments.

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities approximate fair value because of their short maturities. The license contract liability and short-term debt are measured at amortized cost and are not included in the recurring fair value hierarchy. (See Note 8 - Intangible Assets and License Contract Liability and Note 10 - Short-Term Debt for their measurement and contractual terms).

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

Financial risk management

The Company’s activities expose it to several financial risks. Management monitors these risks through cash-flow forecasting, counterparty and investment review, aging and collection procedures, periodic valuation processes and review of contractual obligations. The Company did not use foreign exchange, interest-rate or other hedging derivatives during the years ended March 31, 2026 and 2025.

Credit risk

Credit risk is the risk of financial loss if a counterparty or issuer fails to meet its contractual obligations. The Company’s principal credit exposures arise from cash, accounts receivable and the McQueen convertible debentures. The Company maintains cash with commercial banks and third-party digital-asset service providers. At March 31, 2026, approximately $1.5 million of the Company’s cash consisted of U.S. dollar fiat funds maintained through its Bitstamp account and did not represent digital assets. Cash balances maintained with banks may exceed applicable deposit-insurance limits, while amounts maintained through digital-asset service providers are subject to additional counterparty, operational, custody, cybersecurity and access risks. The Company uses Bitstamp/ BitGo for certain cash and digital-asset trading, custody and related activities. The Company monitors the creditworthiness and financial condition of significant counterparties and has not experienced losses on its cash balances.

The Company mitigates credit risk for accounts receivable by adopting a policy of transacting with creditworthy counterparties and continuously monitoring exposure and credit ratings. Risk is actively managed by enforcing clear credit policies and payment terms and regularly reviewing aging reports to ensure receivables remain current. Subsequent to the quarter end, amounts receivable from customers were realized in full. At March 31, 2026, accounts receivable were $129,268, of which approximately 83.7% was due from 21Shares. Based on counterparty credit quality, aging, collection experience and current and expected conditions, no allowance for expected credit losses was recorded at March 31, 2026 or 2025. Available-for-sale debt securities are evaluated for credit losses when fair value is below amortized cost. The fair value of the McQueen debentures exceeded their adjusted amortized cost basis at March 31, 2026, and no credit-loss allowance was recorded.

Market-price and valuation risk

Market-price and valuation risk is the risk that changes in quoted equity prices, volatility, credit conditions, expected cash flows or other valuation assumptions will affect the Company’s financial results or the carrying amount of its investments. The objective of market risk management is to manage and control market risk exposures within acceptable limits, while maximizing the Company’s returns.

Total investments were $10.6 million at March 31, 2026, compared with $2.75 million at March 31, 2025. Approximately $7.1 million, or 67. 3%, of the March 31, 2026 investment balance related to CleanCore common shares and warrants. Changes in quoted market prices are recognized in earnings, and other observable market-based inputs affect Level 1 and Level 2 measurements. The Level 3 McQueen measurements are sensitive to discount rates, expected cash flows, underlying equity values, expected volatility and conversion timing and outcomes. The Company recognized a net fair value loss on investments of $44,452,444 in earnings during fiscal 2026, an unrealized gain of $192,738 on the McQueen available-for-sale debt securities in other comprehensive income and impairment losses of $2,563,021 on the LBK equity-method investment (See Note 7 - Investments)

Interest-rate and debt risk

Interest-rate risk is the risk that changes in market interest rates will affect future cash flows or fair values. The Company’s short-term borrowings and license contract liability bear fixed or predetermined contractual rates and measured at amortized cost , limiting direct cash-flow exposure to changes in market rates. Changes in market discount rates may nevertheless affect the fair values of the McQueen investments and other valuation-sensitive instruments. The Company did not enter into interest-rate hedging contracts during fiscal 2026 or 2025.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

At March 31, 2026, the Company had short-term debt of $9,324,031 and related-party debt of $55,456, compared with nil at March 31, 2025, and a license contract liability of $6,715,438, compared with $7,859,008 at March 31, 2025. These obligations bear fixed or predetermined contractual rates. All debt outstanding at March 31, 2026 was classified as current. Certain borrowings are secured by substantially all Company assets and specified CleanCore securities and include repayment, conversion, subordination and covenant provisions. (See Note 10 - Short-Term Debt for the debt balances, interest rates, collateral, maturities and subsequent amendments, and Note 8 for the license obligation).

Foreign-currency risk

Foreign-currency risk is the risk that the value of monetary assets and liabilities or future cash flows will fluctuate because of changes in exchange rates. The Company enters into transactions denominated in currencies other than its U.S. dollar functional currency, including certain European operating, investment and vendor transactions. Net foreign-currency monetary balances were not significant at March 31, 2026 or 2025. The Company recognized a net foreign-exchange loss of approximately $27,080 during the year ended March 31, 2026 and no foreign-exchange gain or loss during the period ended March 31, 2025. The Company does not currently use foreign exchange contracts to hedge this exposure.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty meeting obligations as they become due. There were no financial liabilities measured at fair value on a recurring basis at March 31, 2026. The March 31, 2025 equity guarantee liability was settled through the issuance of common shares during fiscal 2026.

At March 31, 2026, the Company had a working capital deficit of approximately $7.3 million, compared with working capital of approximately $3.3 million at March 31, 2025. The change principally reflects short-term borrowings and increased accounts payable and accrued liabilities.

Management manages liquidity through rolling cash-flow forecasts, monitoring debt and other contractual maturities, collecting receivables, managing discretionary expenditures and seeking additional debt or equity financing when required. The Company’s ability to meet its obligations is dependent on available cash, the timing of collections, the realizability or liquidity of investments and access to additional capital. (See Notes 8 and 9 for the contractual maturities and terms of the license and debt obligations).

Digital-asset price risk

Digital assets are not financial instruments under U.S. GAAP; however, the Company is exposed to digital-asset price risk when it holds DOGE or receives DOGE as consideration. The Company held no digital assets at March 31, 2026, compared with digital assets with a carrying amount of $1,725,762 at March 31, 2025. The Company may also have indirect exposure through DOGE-related products, customers, counterparties and investments.

Concentration risk

The Company’s revenue, receivables and investment portfolio are concentrated among a limited number of counterparties and issuers. CleanCore accounted for approximately 97.4% of revenue for the year ended March 31, 2026, principally because the grant-date fair value of the strategic advisory warrants was recognized as revenue during the year. As a result of the termination of the strategic advisory agreement, the revenue recognized from that arrangement is not expected to recur in future periods absent a new arrangement. Approximately 83.7% of accounts receivable at March 31, 2026 was due from 21Shares, and approximately 67. 3% of total investments related to CleanCore.

The Company’s operations and commercial strategy are substantially focused on the DOGE ecosystem, including DOGE-related products, licensed intellectual property, strategic partnerships and other commercialization initiatives. As a result, the Company is exposed to concentration risk associated with changes in the adoption, market acceptance, liquidity, regulatory treatment and functionality of DOGE. Adverse developments affecting DOGE or the broader DOGE ecosystem could adversely affect the Company’s revenues, investments, commercialization activities and results of operations. The Company held no directly owned DOGE as of March 31, 2026.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The Company also utilizes a limited number of third-party digital-asset trading, custody and service providers, including Bitstamp and BitGo. At March 31, 2026, approximately $1.5 million of the Company’s cash consisted of U.S. dollar fiat funds maintained through its Bitstamp account and did not represent digital assets. Amounts maintained with, or services provided by, digital-asset trading and custody providers are subject to counterparty, custody, cybersecurity, operational, regulatory and access risks. A disruption, insolvency, regulatory restriction or other failure affecting a significant service provider could impair or delay the Company’s ability to access funds or digital assets or execute transactions.

The Company manages these concentrations through monitoring significant counterparties and service providers, access and authorization controls, periodic reconciliation of accounts and digital-asset holdings and, where practicable, diversification of service providers. These measures do not eliminate the risks associated with the Company’s concentration in the DOGE ecosystem or its reliance on significant counterparties and digital-asset service providers.

16.	Commitments and Contingencies

21Shares Dogecoin ETF purchase commitments

Under the Company’s agreement with 21Shares, the Company had a contractual commitment at March 31, 2026 to purchase $1.5 million of common shares of beneficial interest in the 21Shares Dogecoin ETF. At March 31, 2026, the commitment was executory. The agreement did not establish a trade or settlement date, a fixed number of shares, or an amount then due, and no subscription or market trade had been accepted. The Company had not received ETF shares and had not remitted or escrowed funds. Accordingly, the Company recognized neither an investment asset nor a gross purchase payable, expense, or derivative instrument at March 31, 2026.

On April 8, 2026, the Company funded $1.5 million to its brokerage account and, on April 9 and April 10, 2026, acquired 78,000 TDOG shares for aggregate principal of $1,468,805 and total cash settlement of $1,483,467, including commissions and handling fees. Management concluded that these purchases satisfied the contractual purchase commitment. Accordingly, no remaining TDOG purchase commitment existed following completion of the April transactions.

Legal Proceedings

There are no legal proceedings or claims pending against the Company that management believes would have a material adverse effect on the Company’s business, financial condition, or results of operations, either individually or in the aggregate.

17.	Income Taxes

The provision for income taxes consisted of the following for the years ended March 31 (in thousands):

	2026	2025
Current
Federal	$-	$-
State	-	-
Foreign	-	-
Provision for income taxes	$-	$-

Loss before income taxes was as follows for the years ended March 31 (in thousands):

	2026	2025
United States	$(35,301)	$(4,022)
Foreign	(1,559)	-
Total	$(36,860)	$(4,022)

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes are as follows:

	2026		2025
	Amount	%	Amount	%
Federal statutory rate	$(7,741)	21.0%	$(845)	21.0%
Effect of:
Permanent differences	(60)	0.16	10	-
Foreign taxes rate difference	(85)	0.23	-	-
Changes in tax benefits not recognized	7,886	(21.39)	835	(21.00)
Provision for income taxes	$-	0.00%	$-	0.00%

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred income taxes were as follows (in thousands):

Schedule of Deferred income Tax Assets And Liabilities:

	2026	2025
Federal net operating loss carryforwards	$3,558	$602
Stock-based compensation	3,983	-
Valuation adjustments on investments	10,300	5
Research and experimental	382	-
License liability	1,410	1,650
Other, net	61	23
Total deferred tax asset	19,694	2,280
License asset	(1,068)	(1,446)
Warrants	(9,906)	-
Total deferred tax liabilities	(10,974)	(1,446)
Valuation allowance	(8,720)	(834)
Net deferred tax asset	$-	$-

We experienced significant losses in our U.S. and Canadian operations that are material to our decision to maintain a full valuation allowance against our net deferred tax assets. For the year ended March 31, 2026, the valuation allowance increased by $7.9 million from the period ended March 31, 2025.

We continually analyze the realizability of our deferred tax assets, but we reasonably expect to continue to record a full valuation allowance on future tax benefits until we sustain an appropriate level of taxable income through improved operations and tax planning strategies.

At March 31, 2026, we expect to have total tax loss carryforwards of $16,540,848, consisting of U.S. federal net operating loss carryforwards of approximately $14,990,571 and Canadian tax loss carryforwards of approximately $1,550,278. At March 31, 2025, U.S. federal net operating loss carryforwards were $2,865,894 and there were no Canadian tax loss carryforwards. The U.S. federal net operating loss carryforwards may be carried forward indefinitely. The Canadian tax loss carryforwards may be carried forward for 20 years and are expected to expire through March 31, 2046. The U.S. federal net operating loss carryforwards may be subject to certain limitations under Section 382 and other relevant sections of the Internal Revenue Code.

There are no uncertain tax positions to recognize as of March 31, 2026 and 2025. As of March 31, 2026, we were not under examination by a tax authority. The net operating losses for prior years are subject to adjustment under examination to the extent they remain unutilized in an open year.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

18.	Subsequent Events

The Company evaluated events and transactions occurring after March 31, 2026 through the date these consolidated financial statements were issued. The Company assessed whether each event provided additional evidence about conditions that existed at the balance-sheet date or represented a condition arising after March 31, 2026 in accordance with ASC 855, Subsequent Events. The events described below arose after March 31, 2026 and are non-recognized subsequent events. Accordingly, they did not result in adjustments to amounts recognized in the March 31, 2026 consolidated financial statements; the related accounting effects are reflected in subsequent reporting periods.

Completion of reverse recapitalization

On June 30, 2026, Brag House Holdings, Inc. (“Brag House”), the legal acquirer, completed its merger with House of Doge Inc., a Texas corporation (“Legacy House of Doge” or “HOD”), which was identified as the accounting acquirer. Brag House’s pre-merger assets consisted principally of cash and financial instruments, and it did not have substantive processes capable of producing outputs. Accordingly, Brag House did not meet the definition of a business, the transaction was accounted for as a reverse recapitalization rather than as a business combination. For accounting purposes, the transaction was treated as the equivalent of HOD issuing equity interests for the net assets of Brag House, accompanied by recapitalization. The Company’s historical financial statements are a continuation of HOD’s historical financial statements and historical share, and per-share amounts are retrospectively recast to reflect Brag House’s legal capital structure.

Before closing, Brag House completed a 1-for-8 reverse stock split. All 6,355 shares of Brag House Series B Convertible Preferred Stock outstanding at March 31, 2026 were converted before closing into 1,670,779 shares of Brag House common stock after giving effect to the reverse stock split. Immediately before the merger, Brag House had 5,539,281 common shares outstanding, which remained outstanding after closing.

The Company’s 329,929,374 common shares outstanding at March 31, 2026 were converted using the 1.800385 exchange ratio and the 1-for-8 reverse stock split, resulting in 74,250,000 common-share equivalents. At closing, the Company’s common shareholders received 64,001,726 common shares and 2.049643 shares of Brag House Series C Convertible Preferred Stock. Separately, holders of 28,747,000 vested predecessor RSUs received 6,361,978 common shares and 0.002180 Series C preferred shares. Each Series C preferred share is convertible into 5,000,000 common shares, subject to applicable beneficial-ownership limitations.

Of the 10,300,000 predecessor RSUs that remained outstanding after closing, 2,650,000 vested units and 7,650,000 nonvested units were converted using the applicable RSU exchange ratio and the 1-for-8 reverse stock split into 587,475 vested successor RSUs, and 1,695,917 nonvested successor RSUs. Immediately after closing and at June 30, 2026, the combined company had 75,902,985 common shares and 2.051823 Series C preferred shares issued and outstanding.

Pursuant to the Merger Agreement, dated October 12, 2025, as amended, Brag House Merger Sub, Inc. merged with and into Legacy House of Doge, with Legacy House of Doge surviving as a wholly owned subsidiary. In connection with the closing, Brag House changed its name to House of Doge Inc., and its common stock began trading on Nasdaq under the symbol HODO on July 1, 2026.

Debt and financing activities

The following financing events occurred after March 31, 2026. Additional information regarding the instruments outstanding at March 31, 2026 is included in Note 10 - Short-Term Debt, Note 14 – Related-party Transactions and Note 15 - Financial Instruments and Risk Management.

(a)	Brag House secured promissory note and advances - Effective April 14, 2026, the maturity date of the secured promissory note was extended to June 30, 2026. From April 1 through June 30, 2026, Legacy House of Doge received additional advances of $2,195,000, repaid $1,029,194 of principal and paid $109,692 of interest under the secured promissory note. The Company also repaid $200,000 of the separate non-interest-bearing demand advance. Upon completion of the merger, the remaining Brag House note and advance balances became intercompany balances and were eliminated in consolidation. Aggregate intercompany principal immediately before elimination was $10,288,723.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

(b)	Yorkville convertible promissory note - On June 1, 2026, the Company, Brag House Inc. and Yorkville entered into Amendment No. 2 to the convertible promissory note. Although the Company was a signatory to the note, the related proceeds were advanced to Brag House. The amendment extended the maturity date from June 1, 2026 to July 31, 2026 and required a $100,000 extension payment, a $200,000 principal reduction, and the deposit of 9,000,000 CleanCore Solutions, Inc. common shares in a controlled brokerage account, with sale proceeds to be applied to the note. The Yorkville convertible promissory note was recognized in the Company’s consolidated financial statements upon completion of the merger on June 30, 2026. Contractual principal outstanding at June 30, 2026 was $1,587,500. The Company repaid the remaining principal through payments of $900,000 on July 31, 2026 and $687,500 on August 3, 2026.

(c)	Senior secured convertible notes - On May 4, 2026, Brag House issued senior secured convertible notes to institutional investors with aggregate original principal of $2,500,000 for cash proceeds of $1,875,000, reflecting a 25% original issue discount. The notes bear interest at 12.0% per annum, mature on February1, 2027 and are convertible at the holders’ option at an initial pre-split conversion price of $0.7101 per share, subject to adjustment. The notes are secured by a second-priority lien on substantially all assets of the issuer and its subsidiaries. Brag House also issued 3,000,000 pre-split common shares, equivalent to 375,000 post-split shares, as a commitment fee. Upon completion of the merger, the notes became obligations of the consolidated Company.

(d)	Related-party advances - During the three months ended June 30, 2026, Dogecoin Ventures Inc. received additional advances totaling $569,000 from the Company’s Chief Executive Officer under the unsecured and subordinated related-party borrowing arrangement. At June 30, 2026, principal and accrued interest totaled $624,127 and $5,675, respectively. The related-party debt remained outstanding at June 30, 2026.

(e)	Margin loan - On June 29, 2026, the Company withdrew $700,000 under a margin loan with Revere Securities LLC; approximately $39 of net fees were added to the outstanding margin debit. The loan bore interest at 9.0% per annum and was secured by the Company’s TDOG shares. After a $20,000 principal repayment, principal of $680,039 and accrued interest of $345 remained outstanding at June 30, 2026. The Company repaid the margin loan and accrued interest in full by July 16, 2026.

(f)	Unsecured subordinated short-term note (Related Party) - Following a July 22, 2026 term sheet, Dogecoin Ventures Inc. issued an unsecured subordinated short-term promissory note on July 28, 2026 in the principal amount of $1,400,000. The note bore interest at 10.714% per annum, was scheduled to mature on July 27, 2027 and was subordinated to senior indebtedness. Following repayment of the Yorkville note, the Company transferred 2,227,300 CleanCore Solutions Inc. shares on August 3, 2026 to settle the principal obligation and paid $150,000 of contractual fees on August 12, 2026.

(g)	Garrington secured short-term note - On August 12, 2026, House of Doge (U.S.) Inc. (“HOD US”), a wholly owned subsidiary of the Company, issued to Garrington Financial Corp. a secured short-term note with principal of $5,500,000 to fund the CleanCore investment described below. The note bears interest at 12% per annum, matures on February 12, 2027, requires a 2% commitment fee and provides for monthly principal installments of $650,000 beginning September 30, 2026. The note is secured by the securities acquired in the CleanCore offering and certain other specified assets and is guaranteed by Dogecoin Ventures Inc., The Official Dogecoin Treasury and Reserve Inc. and House of Doge Canada Inc.

(h)	Issuance of shares - On July 1, 2026, the Company issued 9,000,000 shares of common stock to former Brag House executives and their designees. Of these shares, 1,125,000 were issued pursuant to the merger arrangements and 7,875,000 are believed by the Company to have been issued in error. The Company disputes the excess issuance and is seeking the return and cancellation of the 7,875,000 shares. As of August 13, 2026, 84,902,985 common shares were issued and outstanding, including the disputed shares.

Investment and strategic transactions

(a)	Stay Inc. conditional purchase commitment - The contractual period for the Company’s contingent commitment to purchase up to an additional 12,000,000 Stay Inc. common shares for $2,400,000 expired on June 12, 2026 without either specified liquidity event occurring. No additional shares were purchased, and no commitment or derivative liability was recognized. The Company continued to hold 6,000,000 Stay common shares with a $1,200,000 carrying amount.

House of Doge Inc.
Notes to the Audited Consolidated Financial Statements
(In United States dollars, except for per share data)

(b)	Disposition of DataCentrex Inc. investment - Between June 8 and June 24, 2026, the Company sold all 172,231 DataCentrex Inc. common shares for aggregate net proceeds of $366,607. Following the sales, the Company no longer held any DataCentrex shares.

(c)	McQueen Labs Inc. debenture extensions - The Company exercised the second permitted three-month extensions of the $1,200,000 and $500,000 McQueen convertible debentures on May 9, 2026, and June 30, 2026, respectively, extending their maturity dates to August 9, 2026, and September 30, 2026. In connection with the extensions, the Company received 180 and 75 additional Series F convertible preferred shares. No qualified offering, conversion, default or repayment had occurred as of June 30, 2026.

(d)	LBK Triestina Holdings, LLC capital contributions and restructuring - During April and May 2026, the Company made additional capital contributions of $1,029,064. On June 25, 2026, Triestina initiated a negotiated business-crisis settlement process under Italian law, and an independent expert was appointed on June 30, 2026.

(e)	CleanCore investment - On August 11, 2026, HOD US entered into a securities purchase agreement with CleanCore Solutions, Inc. (“CleanCore”) to acquire 11,054,303 shares of CleanCore Class B common stock and pre-funded warrants to purchase 10,945,697 additional shares for aggregate consideration of $5,500,000. Each common share and pre-funded warrant was accompanied by a warrant to purchase one CleanCore Class B common share at an exercise price of $0.25. The pre-funded warrants have an exercise price of $0.0001 and include a cashless-exercise feature. The offering closed on August 12, 2026 and was funded with proceeds from the Garrington secured short-term note described above.

(f)	Loan to LBK Triestina Holdings, LLC - Subsequent to June 30, 2026, the Company advanced $971,282 to LBK Triestina Holdings, LLC in the form of a non-interest-bearing loan that matures on June 30, 2027.

(g)	Other post-closing corporate events - On July 19, 2026, Stephen Ilott resigned from the Company’s board of directors effective immediately. On July 23, 2026, the Board of Directors dismissed CBIZ CPAs P.C. and appointed Davidson & Company LLP as the Company’s independent registered public accounting firm. On August 10, 2026, the Company changed its fiscal year end from December 31 to March 31 to align the legal parent’s fiscal year end with that of Legacy House of Doge, the accounting acquirer.